UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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BorgWarner Inc.

(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROPOSAL 1 – ELECTION OF DIRECTORS
REPORT OF THE BORGWARNER INC. AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
All Other Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year End
Option Exercises and Stock Vested
Pension Benefits
Non-Qualified Deferred Compensation
Potential Payments Upon Termination or Change of Control
Director Compensation
PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
OTHER INFORMATION

BORGWARNER INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Auburn Hills, Michigan
March 16, 2010
Dear Stockholder:

BorgWarner Inc. will hold its annual meeting of stockholders at its headquarters located at 3850 Hamlin Road, Auburn Hills, Michigan, 48326, on April 28, 2010, at 9:00 a.m., local time, for the following purposes:

1.	To elect four nominees for Class II Directors to serve for the next three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 2, 2010 are entitled to vote at the meeting or any adjournment or postponement thereof.

We have elected to furnish materials for the annual meeting via the internet.  Beginning on or about March 19, 2010, we will mail a notice of internet availability to most of our stockholders containing instructions on how to access the proxy materials and vote online.  All of our other stockholders will be sent a copy of our proxy materials by mail or e-mail on or about March 19, 2010.  See the first page of the proxy statement and your proxy card for more information on how you can elect to receive your proxy materials over the internet or by e-mail if you received them by mail this year.

YOUR VOTE IS IMPORTANT!  You can submit your proxy by telephone or the internet by following the instructions on page 1 of the proxy statement.  If you received a paper copy of our proxy statement, you can vote by returning a proxy card. If you attend the meeting, you may vote in person if you wish to do so, even if you have previously submitted your proxy.  Please read the attached proxy statement carefully as it describes in greater detail the matters to be acted upon and your voting rights with respect to those matters.  The enclosed proxy card is solicited by the Board of Directors of the Company.

Along with the attached proxy statement, we are sending you our Annual Report on Form 10-K for our fiscal year ended December 31, 2009.  Stockholders are not to regard our Annual Report on Form 10-K, which includes our audited financial statements, as proxy solicitation material.

By Order of the Board of Directors

/s/ John J. Gasparovic
John J. Gasparovic
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING

Our proxy statement and our 2009 annual report to stockholders are available at
http://www.proxyvote.com

YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible by using the internet or telephone or by signing, dating and returning the proxy card
mailed to those who receive paper copies of this proxy statement.

BORGWARNER INC.
3850 Hamlin Road
Auburn Hills, Michigan 48326

PROXY STATEMENT

March 19, 2010

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of BorgWarner Inc. (“BorgWarner” or the “Company”) for the Company’s 2010 Annual Meeting of Stockholders to be held at the Company’s headquarters at 3850 Hamlin Road, Auburn Hills, Michigan 48326 on April 28, 2010 at 9:00 a.m., local time, or at any adjournment or postponement thereof.

Internet Availability of Proxy Materials

As permitted by rules adopted by the Securities & Exchange Commission (“SEC”), we are providing our proxy statement, the form of proxy and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 to stockholders electronically via the internet.  (Our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, which includes our audited financial statements, is not to be regarded as proxy solicitation material.) Our proxy statement and our 2009 annual report to stockholders are available at http://www.proxyvote.com.

On or about March 19, 2010, we will initiate delivery of proxy materials to our stockholders of record as of the close of business on March 2, 2010 via (1) a notice containing instructions on how to access materials online, (2) a paper copy mailing or (3) e-mail distribution.  If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail.  Instead, the notice we sent provides instructions on how to access and review all of the important information contained in the proxy materials.  The notice also provides instructions on how you can submit your proxy over the internet or by telephone.  If you received a notice by mail and would like to receive a printed copy of our proxy materials or elect to receive the materials via e-mail in the future, please follow the instructions included in the notice.  If you received a printed copy of proxy materials by mail and would like to register to receive a notice of internet availability of proxy materials in the future, you can do so by any of the methods that follow:

•	Internet: Access the internet, go to www.proxyvote.com and follow the enrollment instructions.

•	Telephone: Call us free of charge at 1-800-690-6903 from within the United States or Canada.

•
E-mail:             Send us an e-mail at www.proxyvote.com, using the control number on your proxy card as the subject line, and state whether you wish to receive a paper or e-mail copy of our proxy materials and whether your request is for this meeting only or all future meetings.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 2, 2010 are entitled to vote at the meeting. As of such date, there were 117,676,972 outstanding shares of common stock.  A list of all record holders of our stock will be available for examination by stockholders during normal business hours at 3850 Hamlin Road, Auburn Hills, Michigan 48326 at least ten days prior to the annual meeting and will also be available for examination at the annual meeting.  On each matter considered at our annual meeting, you are entitled to one vote for each of your shares of common stock.

Voting

You have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

•	To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

•
To vote by telephone, stockholders of record should dial 1-800-690-6903 and follow the instructions.  Beneficial holders should dial the phone number listed on your voter instruction form.  You will need the 12 digit number included on your proxy card, voter instruction form or notice.

•	If you received a paper copy of a proxy card or voter instruction form, you can mark, sign and date the proxy card and return it in the envelope that was provided to you.

The deadline for voting by telephone or internet is 11:59 pm Eastern Time on April 27, 2010.

If you properly sign and return your signed proxy card or vote by telephone or by the Internet before the annual meeting, we will vote your shares as you direct. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors.

If you hold your stock in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.  If you are a stockholder of record you may change or revoke your vote at any time before the vote is taken by delivering a written notice of revocation to the Secretary of the Company or by submitting another vote on or before April 28, 2010 (including a vote in person at the annual meeting).  For all methods of voting, your last vote cast will supersede all of your previous votes.

The election inspectors will tabulate the votes cast prior to the meeting and at the meeting to determine whether a quorum is present. The presence in person or by proxy of the holders of a majority of common stock will constitute a quorum. A quorum is necessary to transact business at the annual meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as present and entitled to vote for purposes of determining the presence of a quorum.

With respect to Proposal 1 and the election of Directors, stockholders may (a) vote in favor of all nominees, (b) withhold votes as to all nominees, or (c) withhold votes as to specific nominees.  In an uncontested director election, such as this year’s election, a director nominee will be elected to serve on the board only if the votes cast “for” the election of that nominee exceed the votes cast “against” that nominee’s election.  In a contested election, directors are elected by a plurality vote. Withheld votes and broker non-votes will not affect the outcome of the election of directors.

If you hold your stock in “street name,” then please note that the New York Stock Exchange (“NYSE”) rules that guide how brokers vote your stock have changed.  The election of directors is no longer considered a “routine” matter under the NYSE rules.  Consequently, your brokerage firm or other nominee may no longer vote your shares with respect to Proposal 1 and the election of directors without specific instructions from you as to how to vote with respect to the election of each of the four nominees for director.  Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

With respect to Proposal 2, and stockholder ratification of the selection of our auditors, ratification requires the affirmative vote of a majority of the votes present or represented at the meeting.  Accordingly, an abstention or a broker nonvote will have the effect of a vote against this proposal.

For all other proposals that may come before our annual meeting the affirmative vote of a majority of the shares present or represented at the meeting is required for approval and adoption of that proposal. Accordingly, an abstention on any such proposal will be the functional equivalent of a “no” vote on that proposal. However, a broker nonvote on any one of those proposals will not be counted for purposes of determining the number of votes cast on that proposal and thus will not affect the outcome of the vote on that proposal.

Householding Information

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of our annual report to stockholders, our proxy statement or our Notice of Internet Availability of Proxy materials, as applicable, will be sent to any household at which two or more stockholders reside, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards.  Householding will not affect dividend check mailings, if any, in any way.

We will deliver promptly upon written or oral request a separate copy of our annual report to stockholders, our proxy statement or our Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. If you share an address with another stockholder and you wish to receive a separate copy of any of those documents you may inform us of your wish by contacting Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326 (tel: 248-754-0882). Similarly, if you share an address with another stockholder that is receiving multiple copies and wish to request that the number of copies of those documents being delivered to that address be reduced to a single copy, you may inform us of your wish by contacting Investor Relations at the above address and telephone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of eleven directors and is divided into three classes. Jere A. Drummond, Timothy M. Manganello, John R. McKernan, Jr., and Ernest J. Novak, Jr. are the nominees for election as Class II Directors at this meeting. Following the election of directors at this annual meeting your Board of Directors will have eleven members and no vacancies. If elected, each nominee to Class II will serve for a term of three years or until their successor is elected and qualified. The Class III Directors have terms expiring at the 2011 Annual Meeting of Stockholders and the Class I Directors have terms expiring at the 2012 Annual Meeting of Shareholders. Each of the nominees for election as a Class II Director has agreed to serve if elected. All of the Class II Directors are presently directors of the Company. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card.

At the Meeting, our stockholders will elect four directors to hold office until our 2013 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.  The directors whose terms of office expire at the Meeting are Directors Jere A. Drummond, Timothy M. Manganello, John R. McKernan, Jr., and Ernst J. Novak, Jr.

Recommendation

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTOR  — JERE A. DRUMMOND, TIMOTHY M. MANGANELLO, JOHN R. McKERNAN, JR., AND ERNEST J. NOVAK, JR.

Required Vote

To be elected, each director nominee must receive a majority of the votes cast at the Meeting.  Moreover, the votes cast “for” the election of that nominee must exceed the votes cast “against” that nominee’s election.

Information on Nominees for Directors and Continuing Directors

The following table sets forth as of March 2, 2010, with respect to each of the Company’s current directors continuing to serve, his or her name, the year in which he or she first became a director of the Company, age, principal occupation, and his or her current directorships in other entities; a narrative description of the directors’ experience, qualifications, attributes and skills; all directorships at public companies and registered investment companies held since March 1, 2005; and a description of relevant legal proceedings in which the director was involved since March 1, 2000.

Class 1 Directors	Age	Principal Occupation and Directorships
Phyllis O. Bonanno 1999	66
Ms. Bonanno retired from International Trade Solutions Inc. on September 1, 2009.  She served as President and CEO of International Trade Solutions, Inc., an international trade consulting firm, since March 2002. She was the President of TradeBuilders, Inc. from October 2000 until October 2001. She was President of Columbia College from July 1997 until March 2000. She is also a director of Adams Express Company, Mohawk Industries, Inc. and Petroleum & Resources Corporation.

Ms. Bonanno brings to the board operational, academic and public policy knowledge.  Ms. Bonanno’s public policy expertise was gained through 10 years of service as the first director of the U.S. Trade Representative’s Office of Private Sector Liaison in the Executive Office of Presidents Carter and Reagan.  She developed global business knowledge and expertise in the manufacturing sector during her employment as Corporate Vice President of International Trade for Warnaco, Inc., a worldwide apparel manufacturer.  Ms. Bonanno’s experience as President of Columbia College allowed her to develop deep understanding of the relationship of higher education to public policy and commercial reality.  Her extensive international trade expertise including knowledge of trade rules and regulations benefits BorgWarner.  Ms. Bonanno’s experience as a director of other public companies in varied industries has resulted in her broad and thorough understanding of board dynamics.

Class 1 Directors	Age	Principal Occupation and Directorships
Alexis P. Michas 1993	52
Mr. Michas has been the Managing Partner of Stonington Partners, Inc., an investment management firm since 1994.   Mr. Michas is the founder and Managing Partner of Juniper Investment Company, LLC., an investment management firm since 2008.  He is also a director of AirTran Holdings, Inc., PerkinElmer, Inc., Lincoln Educational Services Corporation and a number of privately-held companies.

Mr. Michas’ demonstrated extensive knowledge of complex financial and operational issues and his hands on knowledge of the history of the Company from the board level make him a valued member of the board.  Mr. Michas brings 25 years of private equity experience across a wide range of industries, and a successful record of managing control investments in public companies.  He also brings extensive transactional expertise including: mergers and acquisitions, IPOs, debt and equity offerings and bank financings.  Mr. Michas’s experience as a director of other public companies in varied industries gives him exposure to the corporate governance practices of others.  He has served on the compensation, governance, audit, finance and executive committees of boards of other public companies.  Mr. Michas has been on BorgWarner’s board of directors since the Company became a public company in 1993.  Mr. Michas’ knowledge of the Company and his thorough understanding of the role of the board of directors uniquely qualify him to serve on our board of directors and to serve as Lead Director.

Richard O. Schaum 2005	63
Mr. Schaum has been General Manager, 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003. He was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc. from October 2003 until June 2005. Before that, for more than thirty years he was with DaimlerChrysler Corporation, most recently as Executive Vice President, Product Development from January 2000 until his retirement in March 2003.  Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President in 2007.

Mr. Schaum's nearly four decades of business experience in program management, product development and manufacturing in the global auto industry bring technological understanding, innovation expertise and extensive industry knowledge to BorgWarner's board. At WaveCrest Laboratories he oversaw development and commercialization of proprietary transportation systems. As Executive Vice President of Product Development at Chrysler, Mr. Schaum led all Powertrain Operations, a business with $7 billion in sales of systems that use products like those of BorgWarner. He has intimate knowledge of the kinds of products BorgWarner must develop for the future of transportation.  Mr. Schaum possesses deep understanding, from inside the product development function, of the challenges an automotive supplier faces.

Class 1 Directors	Age	Principal Occupation and Directorships
Thomas T. Stallkamp 2006	63
Mr. Stallkamp has been an Industrial Partner in Ripplewood Holdings LLC, a New York private equity group, since July 2004. From 2003 to 2004, he served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003 he served as its Vice Chairman and Chief Executive Officer. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were Vice Chairman and President. Mr. Stallkamp also serves as a director of Baxter International, Inc., a global diversified healthcare company,  and  of Asahi Tec Corporation, an entity listed on the Tokyo Stock Exchange.

Mr. Stallkamp’s experience within and outside of the automotive industry, and his nearly 20 year tenure with DaimlerChrysler and Chrysler Corporation, important customers of BorgWarner, his international perspective and his financial acumen make him a valued member of the Company’s board. While at Chrysler, Mr. Stallkamp became known for developing new business processes and enhanced partnerships with the automotive supply community.  His service on the boards of Visteon (an automotive parts supplier) 2002-2005 and Asahi TEC Corporation (a manufacturer of automotive and other parts) 2008 to present has given him additional insight into the priorities of and challenges confronting automotive suppliers.  Mr. Stallkamp’s perspective has been broadened by experience in industries other than the auto industry and through his private equity financing experience.

Class II Directors	Age	Principal Occupation and Directorships
Jere A. Drummond 1996	70
Mr. Drummond retired from the BellSouth Corporation on December 31, 2001. He served as Vice Chairman of the BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997 and was elected a director of BellSouth Telecommunications, Inc. in 1993. He is also a director of AirTran Holdings, Inc. and SAIC, Inc.

Having served as an officer of a Fortune 500 company, BellSouth Corporation, for 19 years, Mr. Drummond brings extensive management experience and the perspective of a former CEO to BorgWarner’s board.  His significant marketing experience adds to the board’s range of knowledge.  Mr. Drummond’s service on boards of directors of other public companies, and specifically on the Compensation Committee of another public company, adds to his value on BorgWarner’s board and as Chair of our Compensation Committee.  In addition to his current directorships at AirTran Holdings Inc., an airline and SAIC, Inc., a scientific, engineering, and technology applications company, Mr. Drummond was also a director of Centilliam Communications, Inc. until 2009.

Class II Directors	Age	Principal Occupation and Directorships
Timothy M. Manganello 2002	60
Mr. Manganello has been Chairman of the Board since June 2003 and Chief Executive Officer of the Company since February 2003. He was also President and Chief Operating Officer from February 2002 until February 2003. He was Executive Vice President from June 2001 until February 2002. He was Vice President of the Company from February 1999 until June 2001 and President and General Manager of BorgWarner TorqTransfer Systems Inc. (“TorqTransfer Systems”) from February 1999 until February 2002. He was appointed a director of the Company in 2002. Mr. Manganello is also a director of Bemis Company, Inc. and he serves as the Board Chairman of the Federal Reserve Bank of Chicago, Detroit branch.

Mr. Manganello began his career in the automotive industry in 1973.  He was named to his current position in February 2003, after having served for one year as president and chief operating officer.  During his career at BorgWarner, he has held senior management positions in operations, sales, and business development.  Before joining BorgWarner in 1989, Mr. Manganello held product engineering management positions at Chrysler Corporation from 1973 to 1981, and sales management positions at PT Components-Link Belt from 1981 to 1988.  He is also a member of the University of Michigan College of Engineering’s National Advisory Committee and is  the chairman of the Executive Committee of the Board of Trustees for the Manufacturer’s Alliance (MAPI).  Mr. Manganello’s knowledge of all aspects of the Company’s business and of the automotive industry position him well to serve as our Chairman and Chief Executive Officer.

John R. McKernan, Jr. 2009	61
Governor McKernan has been Chairman of the Board of Education Management Corporation, a large provider of private post-secondary education in North America, since December 2008.  He was Executive Chairman of Education Management Corporation from February 2007 to December 2008 and Chief Executive Officer from September 2003 until February 2007.  He previously held the offices of President and Vice Chairman and was a member of the Board of Directors since June 1999.  Mr. McKernan also served as Governor of the State of Maine from 1987 to 1995.

Governor McKernan brings to BorgWarner’s board a blend of experience as a former Governor of Maine, a former US Congressman, a former State Legislator and former CEO of a public company.  His knowledge of the legislative process combined with his demonstrated leadership capabilities and CEO’s perspective provide a valuable point of view on the BorgWarner board.  Governor McKernan also has significant experience as a director.  Governor McKernan’s practice of corporate, regulatory and administrative law enables him to provide a legal perspective on issues facing the board and the Company in those areas and with respect to corporate governance.

Class II Directors	Age	Principal Occupation and Directorships
Ernest J. Novak, Jr. 2003	65
Mr. Novak retired as a Managing Partner from Ernst & Young in June 2003. He was a Managing Partner from 1986 until June 2003. Mr. Novak is also a director of A. Schulman, Inc. and FirstEnergy Corp.

Mr. Novak's extensive knowledge of accounting and his financial expertise across a broad range of public companies make him well qualified as a member of our board and as chairman of the audit committee of our board. Mr. Novak spent over thirty years performing, reviewing and supervising audits of diverse public companies' financial statements and overseeing the filing of them with the Securities and Exchange Commission. He has a master's degree in accounting, is a Certified Public Accountant and currently chairs the audit committees of two other public companies.

Class III Directors	Age	Principal Occupation and Directorships
Robin J. Adams 2005	56
Mr. Adams has been Executive Vice President, Chief Financial Officer and Chief Administrative Officer since April 2004. He was Executive Vice President — Finance and Chief Financial Officer of American Axle & Manufacturing Holdings Inc. (“American Axle”) from July 1999 until April 2004. Prior to joining American Axle, he was Vice President and Treasurer and principal financial officer of BorgWarner Inc. from May 1993 until June 1999.  Mr. Adams is also a director of Carlisle Companies Inc.

Mr. Adams has over 30 years experience in the transportation industry.  Prior to joining BorgWarner in April 2004, he was Executive Vice President of Finance and Chief Financial Officer at American Axle and Manufacturing, Inc.  He was previously with BorgWarner for 13 years, a period during which he served as Vice President and Treasurer and Principal Financial Officer.  The functional areas reporting to Mr. Adams include accounting, audit, finance, treasury, tax, business development, investor relations and information technology.  He is a  Certified Public Accountant.  Mr. Adams’ deep knowledge of the transportation industry and the Company’s business, his mergers and acquisitions experience and financial acumen make him a valued member of the Company’s board.

David T. Brown 2004	61
Mr. Brown retired from Owens Corning on December 31, 2007. He was President and Chief Executive Officer of Owens Corning from April 2002 until his retirement. He was Executive Vice President and Chief Operating Officer from January 2001 to March 2002. He was Vice President of Owens Corning and President, Insulating Systems Business from January 1997 to December 2000.  Mr. Brown is also a director of Franklin Electric Co., Inc.

Class III Directors	Age	Principal Occupation and Directorships

As President and Chief Executive Officer of Owens Corning, a global leader in glass technology and a share leader in many of the markets it serves, Mr. Brown led an innovative organization, that grew worldwide during a difficult period in that company’s history associated with its asbestos-related liability dating back to 1958.  He brings operational experience and the perspective of a former CEO to his service on BorgWarner’s board.  Mr. Brown was a director of Owens Corning until December 31, 2007.  His experience serving on boards of other public companies in varied industries contributes to his knowledge of board dynamics.

On October 5, 2000, Owens Corning and 17 of its United States subsidiaries filed petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court in Wilmington, Delaware.  Owens Corning stated that it took the action to address demands on its cash flow resulting from asbestos-related liability.  Mr. Brown was a Vice President of Owens Corning and President, Insulating Systems Business from January 1997 to December 2000, Executive Vice President and Chief Operating Officer of Owens Corning from January 2001 to March 2002, and President and Chief Executive Officer of Owens Corning from April 2002 through 2007.  Mr. Brown was also an executive officer of two of the 17 Owens Corning subsidiaries at the time of the filing of the bankruptcy petitions.

Dennis C. Cuneo 2009	60
Mr. Cuneo has been an attorney with Arent Fox LLP since November 2006.  He was Senior Vice President of Toyota North America, Inc. from 2000 to 2006; Corporate Secretary and Chief Environmental Officer of Toyota Motor North America Inc. from 2004 to 2006, and Senior Vice President of Toyota Motor Manufacturing North America from 2001 to 2006.  Mr. Cuneo was formerly Board Chairman of the Federal Reserve Bank of Cleveland, Cincinnati branch and is on the board of the Center for Automotive Research. Mr. Cuneo is also a director of AK Steel Holding Corporation.

Mr. Cuneo brings experience in, and a deep understanding of, the automotive industry.  Mr. Cuneo is a former senior executive and officer at Toyota Motor North America, Inc. and Toyota Motor Manufacturing North America.  Mr. Cuneo’s Toyota career spanned more then 22 years, during which he was responsible for legal affairs, administration, public relations, investor relations, environmental affairs, corporate advertising, government relations, philanthropy, planning, research and Toyota’s Latin America Research Group.  He brings to the board his knowledge of the automotive industry and its trends, and he contributes to its perspective on and experience in a broad range of board oversight areas.  Mr. Cuneo also is a licensed attorney, so he is able to provide a legal perspective on issues facing the board and the Company, particularly with respect to corporate governance and regulatory matters.

 No director nominee, director or executive officer is related to any other director nominee, director or executive officer (or to any director or executive officer of any of the Company’s subsidiaries) by blood, marriage or adoption. There are no arrangements or understandings between any nominee or any of our directors or executive officers or any other person pursuant to which that nominee or director or executive officer was nominated or elected as a director of the Company or any of its subsidiaries. No director or executive officer of the Company is party to, or has any material interests in, any material legal proceedings that are adverse to the Company or its subsidiaries.

Board of Directors and Its Committees

The Board of Directors held five regular meetings during 2009. All of the directors attended at least 75% of the meetings of the Board of Directors and each committee on which they served while they were members of them. The Company’s Corporate Governance Guidelines set forth the Company’s policy that directors should use their best efforts to attend the Company’s annual meeting of stockholders. All directors serving at the time of the 2009 Annual Meeting of Stockholders attended the meeting.

The Board has determined that all Board members meet the independence requirements of the New York Stock Exchange (“NYSE”), with the exception of Mr. Manganello, our Chairman and Chief Executive Officer, and Mr. Adams, our Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Under the Company’s Corporate Governance Guidelines, a director will not be considered independent unless the Board determines that such director has no direct or indirect material relationship with the Company. In addition, the Company’s Corporate Governance Guidelines provide, among other things, that:

•	a director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship.

•
a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation.

•
a director who is affiliated with or employed by, or whose immediate family member is a current partner of the internal or external auditor of the Company, is a current employee of such a firm and personally works on the Company’s audit or was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit at that time, is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

•
a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee, is not “independent” until three years after the end of such service or the employment relationship.

•
a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

•	a director who is not considered independent by relevant statute or regulation is not “independent.”

Board Leadership Structure

Our board of directors is a strong, cohesive board that has been effective in performing its monitoring and oversight roles by acting as a unified whole and has determined that, during the recent downturn in the industry and for the present, having our CEO, who has extensive knowledge of the Company and the automotive industry, also serve as Chairman has been advantageous. Mr. Manganello has been CEO of the Company since February 2003 and Chairman and CEO since June of 2003 and possesses the extensive knowledge and collaborative demeanor in working with other members of the board of directors that make this leadership structure the most appropriate structure for the Company. Over time the Board has reached different conclusions regarding whether the Chairman and CEO positions should be held by a single individual in light of circumstances at the time. The Board has reserved for itself the discretion to make a different determination in the future to serve the best interests of the Company if circumstances change.

In view of the fact that the Company has at times been without an independent chairman, the Board of Directors established the role of Lead Director. The Lead Director works with the Chairman and CEO and other members of the Board to provide independent oversight of the Company's management and affairs on behalf of the Company's stockholders. Among other things, the Lead Director serves as the principal liaison between the Chairman and the independent directors and chairs the executive session of non-employee directors at each regularly scheduled Board meeting.

Board Committees

The Board of Directors has a standing Compensation Committee, Audit Committee, Corporate Governance Committee and Executive Committee. The charters for each of our Board committees can be accessed on the Company’s website at www.borgwarner.com.

Compensation Committee.  The current members of the Compensation Committee are Directors Drummond (Chairman), Bonanno, and Brown. The principal functions of the Compensation Committee include reviewing and approving compensation philosophy and executive compensation strategy, chief executive officer and other executive remuneration and compensation plans, and supervising the administration of these plans. A primary purpose of the Compensation Committee is to ensure that the compensation of Executive Officers is internally equitable, externally competitive, motivates Executive Officers toward the achievement of business objectives and aligns their focus with the long term interests of Company stockholders. The Compensation Committee met five times during 2009.

Audit Committee.  The current members of the Audit Committee are Directors Novak (Chairman), Cuneo, McKernan and Stallkamp. The Audit Committee is charged with assisting the full Board in fulfilling the Board’s oversight responsibility with respect to the quality and integrity of the accounting, auditing, financial reporting and risk management practices of the Company. The Audit Committee also has the responsibility for, among other things, selection and compensation of the independent registered public accounting firm, monitoring the independent registered public accounting firm’s qualifications, independence and work (including resolving any disagreements between the Company’s management and the independent registered public accounting firm regarding financial reporting), pre-approving all audit services to be performed by the independent registered public accounting firm, monitoring the performance of the Company’s internal audit function and reviewing on behalf of the Board the Company’s pension plans and risk management programs. The responsibilities of the Audit Committee are set forth in its charter, which is reviewed at least annually and is attached as Annex A.

Each member of the Audit Committee meets the independence requirements set by the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission. While other members of the Audit Committee also qualify as financial experts as defined by the rules and regulations of the Securities and Exchange Commission the Board of Directors has designated the Chairman of the Audit Committee, Mr. Novak, as our audit committee financial expert. None of the members of the Committee simultaneously serve on the audit committees of more than two other public companies.  The Audit Committee met five times during 2009.

Corporate Governance Committee.  The present members of the Corporate Governance Committee are Directors Michas (Chairman), Drummond and Schaum. The principal functions of the Corporate Governance Committee include making recommendations to the Board of Directors regarding: (i) Board composition and structure, (ii) corporate governance principles, including the nature, duties and powers of Board committees, (iii) term of office for members, (iv) qualified persons to be nominated for election or re-election as directors, (v) stockholders’ suggestions for board nominations, (vi) the emergency successor to the Chief Executive Officer, and (vii) any requests for waivers of application of the Company’s Code of Ethical Conduct and any related person transactions. The Corporate Governance Committee also establishes criteria for Board and committee membership, evaluates Company policies relating to the recruitment of directors and oversees the evaluation of the Board, its committees and management. The Corporate Governance Committee met four times during 2009.

The Corporate Governance Committee will consider nominees for the Board of Directors from a variety of sources, including current directors, management, retained third-party search firms, and stockholders.

Stockholders of record of the Company may recommend director candidates for inclusion by the Board in the slate of nominees which the Board recommends to stockholders for election. Appropriate biographical information and background material must be submitted to the “BorgWarner Inc. Corporate Governance Committee” c/o BorgWarner Inc. General Counsel, 3850 Hamlin Road, Auburn Hills, Michigan 48326 in a timely manner. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The General Counsel will review the information and provide to the Chairman of the Corporate Governance Committee an assessment of the candidate’s independence, freedom from conflicts of interest and general suitability. If the Chairman of the Committee decides to submit the candidate to the entire Committee, each member will receive the candidate’s background information and will be afforded an opportunity to interview the candidate.

In considering whether to recommend to the full Board any candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance Committee will consider, among other things, the extent to which candidates possess the following factors:

•	the highest personal and professional ethics, integrity and values;

•	demonstrated business acumen, experience and ability to use sound judgment to contribute to effective oversight of the business and financial affairs of the Company;

•	ability to evaluate strategic options and risks and form independent opinions, stated constructively to contribute to guidance and direction of the Company;

•	active, objective and constructive participation at meetings of the Board and its committees, with flexibility in approaching problems;

•	open mindedness on policy issues and areas of activity affecting overall interests of the Company and its stockholders;

•	stature to represent the Company before the public, stockholders and various others who affect the Company;

•	involvement only in activities and interests that do not create a conflict with the director's responsibilities to the Company and its stockholders;

•	willingness to objectively appraise management performance in the interest of the stockholders;

•	interest and availability of time to be involved with the Company and its employees over a sustained period;

•	ability to work well with others, with deep and wide perspective in dealing with people and situations, respect for the views of others;

•	a reasoned and balanced commitment to the social responsibilities of the Company;

•	contribution to the Board's desired diversity and balance;

•	willingness of independent directors to limit public company board service to 4 or fewer boards (Any exceptions would require Corporate Governance Committee approval.);

•
willingness to tender, promptly following the annual meeting at which they are elected or re-elected as Director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation; and

•	willingness to provide all information, including completion of a questionnaire, required by the Company’s Amended and Restated By-Laws.

The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Corporate Governance Committee seeks to establish and maintain a board that is strong in its collective knowledge and that possesses a diversity of skills, backgrounds and experience with respect to vision, strategy and leadership, business judgment and knowledge, corporate governance, accounting and finance, global markets and industry knowledge. If the Corporate Governance Committee determines that a stockholder-nominated candidate is suitable and that the candidate should be recommended to the full Board, a quorum of the full Board must discuss whether to include the candidate in the slate of nominees which the Board recommends to stockholders for election and, if appropriate, adopt a resolution authorizing the inclusion.

The procedures by which security holders may recommend nominees are set forth in Article II, Section 7-8 of the Company’s By-laws.  The Company’s By-Laws provide that postponement or adjournment of an annual meeting does not create another opportunity for stockholders to make proposals or nominate candidates for director; require that director nominees disclose all material monetary agreements between the nominating stockholder and the nominees; require that director nominees (including the board’s nominees) complete a questionnaire regarding the nominee’s background, qualifications and conflicts of interest; and require that stockholders proposing business disclose economic interests, including interest in the Company as a result of derivative instruments.

You may send communications to your Board of Directors and to individual directors. Such communications should be submitted in writing addressed to your Board of Directors or to one or more named individual directors in care of BorgWarner Inc., General Counsel, 3850 Hamlin Road, Auburn Hills, Michigan 48326. All such communications will be forwarded promptly to your Board of Directors or such named individual director.

Executive Committee.  The present members of the Executive Committee are Directors Drummond, Manganello and Michas. The Executive Committee is empowered to act for the full Board during intervals between Board meetings when telephonic meetings cannot reasonably be arranged, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet during 2009.

Executive Sessions.  The non-employee directors meet in executive sessions without the presence of any corporate officer or member of management in conjunction with regular meetings of the Board. Lead Director Michas is the current presiding director. Interested parties can make concerns known directly to the non-management directors on-line at www.mysafeworkplace.com or by toll-free call to 1-800-461-9330.

REPORT OF THE BORGWARNER INC.

AUDIT COMMITTEE

Management of your Company is responsible for the preparation, presentation and integrity of your Company’s consolidated financial statements and for the effectiveness of internal control over financial reporting. Management and the Company’s internal auditing department are responsible for maintaining its accounting and financial reporting principles and internal controls and procedures designed to maintain compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP. (“PwC”) was the independent registered public accounting firm for the Company in 2009 and was responsible for performing an independent audit of your Company’s consolidated financial statements and of the design and effectiveness of internal controls over financial reporting, and expressing an opinion on (1) the conformity of the financial statements with accounting principles, generally accepted in the United States of America (“GAAP”) and (2) the effectiveness of internal control over financial reporting. The Audit Committee is responsible for the appointment, oversight, compensation and retention of the independent registered public accounting firm.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PwC, the audited consolidated financial statements for the year ended December 31, 2009. The Audit Committee also has discussed with PwC, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Interim Auditing Standard AU Section 380, “Communication with Audit Committees.” The Audit Committee received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered accountant’s communications with the Audit Committee concerning independence, and have discussed with PwC their independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to the Company is compatible with their independence.

The Audit Committee discussed with PwC the overall scope and plans for their audit. The Audit Committee met with PwC, with and without management present to discuss the results of their audits, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee provided guidance and oversight to the internal audit function, including the audit plan, and results of internal audit activity. The Vice President of Internal Audit has direct access to the Committee to discuss any matters desired, and the Vice President or Director of Internal Audit presented an update of internal audit activity at each Committee meeting.

The members of the Audit Committee are not full-time employees of your Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP, or that the Company’s auditors are “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee that are described above and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. It also recommended to the Board that, subject to stockholder ratification, PwC be appointed as the independent registered public accounting firm for the Company for 2010.

BORGWARNER INC. AUDIT COMMITTEE
Ernest J. Novak, Jr. Chairman
Dennis C. Cuneo	John R. McKernan, Jr.	Thomas T. Stallkamp
The Audit Committee Report does not constitute soliciting material. It is not considered filed by us and shall not be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act unless we state otherwise.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 16, 2010, certain information regarding beneficial ownership of common stock by those persons and entities that are known to the Company as beneficially owning more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

FMR LLC	9,946,536(a)	8.5%
82 Devonshire Street
Boston, MA 02109

BlackRock, Inc.	6,417,867(b)	5.5%
40 East 52nd Street
New York, NY 10022

UBS AG	6,311,227(c)	5.4%
Bahnhofstrasse
45, PO Box CH-8021
Zurich, Switzerland

Transamerica Investment Management, LLC	6,041,336(d)	5.2%
11111 Santa Monica Boulevard
Suite 820
Los Angeles, CA 90025

(a)	Pursuant to a Schedule 13G dated February 16, 2010 on behalf of FMR LLC indicating that it had sole voting power for 1,809,668 shares and sole dispositive power of 9,946,536 shares.

(b)	Pursuant to a Schedule 13G dated January 29, 2010 on behalf of BlackRock, Inc. indicating that it had sole voting power for 6,417,867 shares and sole dispositive power for 6,417,867 shares.

(c)	Pursuant to a Schedule 13G/A dated February 11, 2010 on behalf of UBS AG indicating that it had sole voting power for 5,543,888 shares and shared dispositive power for 6,311,227 shares.

(d)
Pursuant to a Schedule 13G/A dated February 12, 2010 on behalf of Transmerica Investment Management, LLC indicating that it had sole voting power for 5,991,406 shares and sole dispositive power for 6,041,336 shares.

The following table sets forth, as of March 2, 2010, certain information regarding the beneficial ownership of common stock by each person who was a director of the Company at December 31, 2009, each nominee for election as a director, each executive officer named in the Summary Compensation Table, and the directors and executive officers of the Company as a group.

Name of Beneficial Owner(a)	Amount and Nature of Stock Ownership(b)(c)	Percent of Class
Timothy M. Manganello	1,057,599(d)	*
Robin J. Adams	384,334	*
John G. Sanderson	34,170	*
Thomas F. Waldhier	35,905	*
Roger J. Wood	255,962	*
Phyllis O. Bonanno	41,215	*
David T. Brown	10,956	*
Dennis C. Cuneo	6,193	*
Jere A. Drummond	39,842	*
Alexis P. Michas	168,603	*
John R. McKernan, Jr. (e).	0	*
Ernest J. Novak, Jr.	21,356	*
Richard O. Schaum	17,483	*
Thomas T. Stallkamp	17,089	*
Bernd W. Matthes (f)	55,690	*
All directors and executive officers of the Company (21 persons)	2,524,104	2.1%

*	Represents less than one percent.

(a)	For purposes of the above table, the address for each named person is 3850 Hamlin Road, Auburn Hills, Michigan 48326.

(b)
Includes the following number of shares issuable upon the exercise of options within the next 60 days: 179,386 for Mr. Adams; 20,000 for Ms. Bonanno; 20,000 for Mr. Drummond; 518,561 for Mr. Manganello; 53,690 for Dr. Matthes; 20,000 for Mr. Michas; 8,000 for Mr. Novak; 104,478 for Mr. Wood; and 1,120,283 for all directors and executive officers of the Company.

(c)
Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

(d)	Includes restricted stock units granted to Mr. Manganello under the August 3, 2007 Recognition and Retention Grant.

(e)	Governor McKernan is a recently appointed director and is a nominee for Class II Director.

(f)	Dr. Matthes resigned as an officer of the Company effective August 7, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock.

Such officers, directors and persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file with the SEC.

Based on information provided to the Company by each director and executive officer, the Company believes all such reports required to be filed in 2009 were timely filed except, as result of an administrative error by the Company, reports on Form 4 covering eight monthly distributions to Ms. Bonanno pursuant to her election under a  deferred compensation plan were inadvertently filed late.  All distributions were reported in 2009 upon discovery of the error.

Code of Ethics

The Company has long maintained a Code of Ethical Conduct which is applicable to all directors, officers and employees of the Company. In addition, the Company has adopted a Code of Ethics for CEO and Senior Financial Officers which applies to the Cmpany’s Chief Executive Officer, Chief Financial Officer, Treasurer and Controller. Each of these codes is posted on the Company’s website at www.borgwarner.com.

Risk Oversight

Our Board of Directors regularly and continually receives information intended to apprise the Board of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. Oversight of risk is an evolving process in which management continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization.  The Board actively encourages management to continue to drive this evolution.  While the Board of Directors has responsibility for oversight of the Company's risk management practices, the Audit, Compensation and Corporate Governance Committees of the Board also have risk management oversight responsibilities. In particular, the Audit Committee focuses on financial risk, including internal controls and receives risk assessment and management reports from the Company's internal Risk Committee and from the Company's internal audit function. The members of the Risk Committee  (the Company's Treasurer, Vice President of Internal Audit, Director of Risk Management, Chief Compliance Officer and business operations leaders) and members of the internal audit function have direct access to the Audit Committee and Board of Directors. The Audit Committee receives, reviews and discusses regular reports from them concerning risk assessment and risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company's strategy and are functioning as expected.

In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company's long term business strategy and objectives. To meet its obligations under the Securities and Exchange Commission's Enhanced Disclosure Rules, the Company undertook a process to assess to what extent risks arising from our compensation programs for employees are reasonably likely to have a material adverse effect on the Company. We concluded that it is not likely that our compensation policies will have such an effect.  The Corporate Governance Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

COMPENSATION DISCUSSION AND ANALYSIS

General

The unprecedented economic challenges confronting the global automotive industry, which began in the second half of 2008, became even more pronounced in the first half of 2009 as vehicle production in the global automotive industry continued to decline.  Management responded by initiating a variety of actions impacting executive compensation in 2009.  These actions included salary reductions, which began at a 10% reduction for the first two months of the year and were increased to a 15% reduction for the remaining 10 months of 2009, a reduction in the number of executive positions, a freeze on company car lease renewals.

In order to focus the Company leaders on managing through this period of severe sales decline, management, with the approval of our Compensation Committee, suspended the traditional economic value (“EV”) formula of the annual incentive plan to focus 2009 performance on two key components of EV: cash flow and operating income.  Further discussion of this appears below in the Short-Term Incentives section on page 19.  Throughout the year, our Compensation Committee reviewed the progress of this modified plan on a quarterly basis.  It maintained its determination to ensure the alignment of compensation goals and strategic business goals during the economic crisis.  This focus on maximizing earnings as sales declined, while also preserving cash, produced improved profitability in the second half of 2009.  For 2010, as the global automotive market appears to be improving, the performance measures for the annual incentive plan will return to our traditional EV design.

Due to shifting trends in executive compensation practices generally, management also recommended and our Compensation Committee has approved the elimination of tax gross-ups on perquisites beginning with the 2010 tax year and the elimination of the excise tax gross-up for new Change of Control Agreements beginning in 2009.

Compensation Philosophy

Throughout this unprecedented time of economic crisis, our Compensation Committee reaffirmed our underlying executive compensation objectives, which are to:

•	attract and retain the best possible global executive talent,
•	motivate our executives to achieve goals that support the Company’s business strategy (including growth and the creation of long term value),
•	link executives’ and stockholders’ interests through equity-based incentive plans,
•	provide a compensation package that reflects individual performance as well as overall business results.

To achieve these objectives, our Compensation Committee has implemented and maintains compensation plans and programs that tie a substantial portion of our executives’ overall compensation to our short term and long term financial performance, our common stock price, and the achievement of total stockholder return as compared to our industry. Overall, the intention is to set compensation targets slightly above the median competitive levels of comparable companies in the automotive, transportation and general industry sectors (as described further in the Compensation Benchmarking section) and reward above median performance.  Targets are set above the median to motivate exceptional performance.

Consistent with our historical practices, in 2009 the primary components of our compensation program were base salary, annual bonus plan, performance shares and restricted stock. Generally, base salary is set at the market median, which we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and a satisfactory level of contribution to our overall business goals. Annual cash incentives are used to reward our executives for meeting the annual objectives of our long-range plan.  Long term equity incentives are used to reward long-term performance (over a time horizon of three or more years), thus linking our executives’ interests with that of stockholders and incentivizing the maximization of long-term stockholder value.  The appropriate level for each compensation component for each executive is based in part, but not exclusively, on competitive benchmarking.  Other factors that affect these decisions include our recruiting and retention goals, our view of internal equity and consistency (e.g., size and complexity of business managed, scope and influence of role), and other considerations we deem relevant, such as rewarding superior performance, experience, time in position and potential.

Our Compensation Committee performs a strategic review of our executive officers’ compensation at least annually. During this review, our Compensation Committee evaluates our compensation philosophy and objectives to ensure that they continue to reflect our philosophy of paying for performance, our business objectives, competitive realities and our Board’s determination of the best interests of stockholders. Our Compensation Committee then determines whether our compensation programs are meeting these objectives, providing adequate incentives and motivation to our executive officers and adequately compensating our executive officers relative to comparable officers in other companies with whom we compete for executives. As part of this strategic review for 2009, our Compensation Committee determined the compensation of our 19 corporate officers including our Chief Executive Officer, our Chief Financial Officer and the four other officers whose compensation is detailed in the Summary Compensation Table on page 27 (the “Named Executive Officers”). For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers other than our Chief Executive Officer, our Compensation Committee considers recommendations from our Chief Executive Officer. At the request of the Compensation Committee, materials for Compensation Committee meetings are prepared by our Vice President, Human Resources, with assistance from the compensation consultant engaged by the Committee, Hewitt Associates, LLC (the “Compensation Consultant”) in 2009. After 2009 Year End, but prior to the filing of this proxy statement, Hewitt Associates spun off its executive compensation practice into a separate, entirely independent entity named Meridian Compensation Partners, LLC.  Due to the importance of independence, and to maintain consistent process and representation, the Compensation Committee of BorgWarner has retained Meridian going forward as its independent executive compensation consultant.  Our Compensation Committee’s strategic review for the 2009 plan year occurred in October 2008 and its strategic review for the 2010 plan year occurred in October 2009 (in each instance in an extended session). The Committee consulted with our Chief Executive Officer during these sessions regarding the compensation of our other corporate officers.

Compensation Benchmarking

Our Compensation Committee believes that benchmarking is a useful tool because it is a reflection of the market in which we compete for talent and provides credibility for our compensation programs with both our employees and our stockholders. However, benchmarking is not the only criterion used in compensation decisions.  Other factors such as internal equity, individual and business performance, retention, and the degree of alignment between job duties of the incumbent with the benchmark job description are also considered.  For example, in instances where an executive officer is uniquely key to our success, our Compensation Committee may provide compensation in excess of these benchmarks.

As part of our compensation benchmarking, each year our Compensation Committee engages an outside consultant, Hewitt Associates, LLC in 2009, to compare the total compensation levels (including base salary, annual bonus, and long-term incentives) for our executive officers to the compensation practices of a comparator group with whom we compete for talent. Our Compensation Committee has established that the comparator group (“Comparator Group”) used for benchmarking executive officer compensation should include companies with revenues between approximately $1.5 billion and $15 billion in the automotive, transportation and general industrial sectors, with general industrial companies comprising no more than 25% of the total group. The group used for establishing 2009 compensation levels consisted of the following twenty-nine companies:

AMSTED Industries, Inc.	Eaton Corporation	Praxair Inc.
BAE Systems, Inc.	Fleetwood Enterprises, Inc.	Robert Bosch Corporation
Ball Corporation	Harley-Davidson Motor Co.	The Sherwin-Williams Co.
Brunswick Corporation	Illinois Tool Works Inc.	The Timken Company
Cummins Inc.	ITT Industries, Inc.	TRW Automotive Inc.
Daimler Trucks North America, LLC	Kennametal Inc.	Valmont Industries Inc.
Dana Corporation	Metaldyne Corporation	Worthington Industries Inc.
Denso International America, Inc.	Navistar
Donaldson Company Inc.	PACCAR Inc.
Dover Corporation	Parker Hannifin Corporation
Eastman Chemical Co.	Polaris Industries Inc.

Due to differences in size among the comparator companies, regression analysis is used in order to normalize the survey results to better reflect the size of our Company relative to that of the comparator companies.

Generally, our executive compensation program comprises base salary at the 50th percentile of the Comparator Group, annual target bonus at the 65th percentile of the Comparator Group, and long-term target incentives at the 65th percentile of the Comparator Group. We believe that these percentiles reflect consideration of our stockholders’ interests in paying what is necessary  to achieve our corporate goals. We also believe that these percentiles provide for a competitive level of base compensation at the midpoint of the market and place a higher level of compensation potential (65th percentile) on direct performance-based components (bonus and long-term incentives). Further, the achievement of a target level long-term incentive payout under the performance share grants is predicated on our Total Shareholder Return (TSR) over a three year period being at the 65th percentile of our peers.  See pages 22 and 23 for an overview of this aspect of our compensation practices.  The economic climate in late 2008 and early 2009 had an impact on compensation in 2009 both in the automotive and general industries.  Survey data showed reductions in several components of compensation.  There is uncertainty as to whether this snapshot data reflects short-term initiatives or a longer, more permanent shift in compensation trends.  With the recovery expected to begin in 2010, actions such as salary restorations are beginning to emerge.  Our Compensation Committee took this into consideration in setting executive compensation levels for 2010, resulting in some elements of compensation being above the target percentiles established within the compensation philosophy.  Our Compensation Committee intends to closely monitor this in 2010 and make appropriate adjustments in 2011 compensation if this reduction in total compensation experienced in 2009 within the Comparator Group appears to be sustained in 2010.

Components of Compensation

The key elements of our executive compensation program are base salary, short-term (annual) incentives and long-term incentives.  We strive to have each compensation element complement the others and reward the achievement of short-term and long-term business objectives.  In 2009, the primary short-tem incentive vehicle used was the Management Incentive Plan, and the primary long-term incentive vehicles used were performance shares and restricted stock.  However, in order to keep our compensation programs in alignment with our compensation objectives and our strategic business goals, and to meet changing economic conditions and competitive challenges and pressures, we maintain flexibility in the use of these plans and vehicles.  Additionally, a limited number of executive benefits and perquisites are used based on competitive practices and to provide a connection to our industry, such as providing leased vehicles with BorgWarner component content to our executives.

Base Salary

Base salaries for our executives are established based on the scope of the executive’s responsibilities, time in position and potential, taking into account competitive market compensation paid by other companies for similar positions and internal equity.  Base salaries are reviewed annually, and adjusted as appropriate to realign salaries with market levels after taking into account individual responsibilities, individual and business unit performance, and experience.

Based on its review of 2009 base salaries for our Named Executive Officers in October 2008, our Compensation Committee determined that base salary increases for 2009 were warranted at that time.  However in January 2009, in consultation with our Compensation Committee, our officers recommended and voluntarily implemented a salary decrease of 10% from the 2008 base salary to contribute to the Company’s cost reduction efforts.  A further decrease of 5% from the 2008 base salary, for a total of 15% decrease, was implemented effective March 16, 2009 for the remainder of the year.  In view of improving conditions in the industry, at its November 2009 meeting, our Compensation Committee authorized the reinstatement of officer salaries to their 2008 levels at the same time as salaries for all employees were to be reinstated.  This subsequently occurred on January 1, 2010.

Short-Term Incentives

TheMIP is our cash-based, annual incentive plan for executives.  The primary purposes of the MIP are: (i) to focus key managers on creating economic value ("EV") for the Company; (ii) to reinforce teamwork and collaboration among key managers of the Company by measuring the management team at each business unit by the business results they achieve together; (iii) to deliver competitive awards for key managers when economic value objectives are achieved or surpassed; and (iv) to attract and retain key managers by enabling participants in the MIP to share in the success of the Company.  Consequently, we use EV as our standard performance measure because we consider EV to be the foundation on which we operate and a very dynamic measure of how well we turn investment into profit. It is based on the concept that a business can be financially strong in the long run only if it consistently earns enough to cover its operating cost and, at the same time, produces enough additional earnings to cover its cost of capital or pay interest on debt and provide the required return to its stockholders. We consider any amount that exceeds these requirements to truly be additional economic value.

For purposes of the MIP, EV is defined as After-Tax Operating Income minus the product of Average Operating Investment times Cost of Capital.  However, although EV is a powerful measure and a firm part of our culture, it is not an accurate measure of success in an appreciably declining market.  Applying a growth measure to a 2009 short-term incentive plan in light of worldwide declines in auto industry sales (which exceeded 20%) and the conditions in the global financial markets in late 2008 and in 2009 would not realistically reflect attainable results.  In order to better align our compensation goals with the Company’s critical needs and strategic goals for 2009, our Compensation Committee determined that in 2009 the MIP should: (i) focus our management team and incent their behaviors toward specific targets intended to reflect the circumstances facing the Company in 2009; (ii) reinforce actions that would make a difference in managing through these circumstances; and (iii) still support long-term economic value.

For the 2009 plan year, EV was replaced as the MIP performance measure with two related critical measures:  Cash Flow (at the enterprise level) and Relative Profitability (at the enterprise and business unit levels).  We define “Cash Flow” as net operating cash minus capital expenditures plus asset disposals.  We define “Relative Profitability” as the change in operating income divided by the change in sales.  Because these two measures are key building blocks of the traditional EV used for the MIP, using these measures retained the critical underlying components of EV in the MIP for 2009, while also temporarily shifting from a greater emphasis on operating income to a more equal balance between operating income and net operating cash flow.

Actual performance under our MIP is measured annually from January 1 to December 31. Our Compensation Committee determines any earned MIP bonuses for any given fiscal year after review of the actual performance in relation to pre-established targets for that fiscal year. Ordinarily, bonuses are paid in a single installment in the first quarter following the completion of a given fiscal year.  Our Compensation Committee may adjust bonus measures and awards based on other financial or non-financial measures that it believes will benefit long-term stockholder value.

Traditionally, a range of performance expectations (Threshold, Target and Maximum) based on EV is set for the MIP by management and approved by our Compensation Committee three years at a time. These levels were last established for the 2008 through 2010 three-year cycle.  Because EV was not used as a measure in 2009, the levels previously set for 2009 performance expectations were not applicable.  Performance expectations for 2009 were established based on the measures used specifically for 2009, but still following the Threshold, Target, and Maximum pattern.  At the time these performance expectations were set, there was substantial uncertainty as to whether they would be met.
	2009 Performance Expectations
	Cash Flow	Relative Profitability
Threshold	($100,000,000)	35%
Target	($50,000,000)	30%
Maximum	Positive	20%

In order to encourage a longer-term perspective in decision-making while continuing to reward participants for the achievement of annual goals, our MIP includes a “Carryover Bonus” feature that allows participants to earn, over the following two-year period, any MIP bonus opportunity (up to specified maximum limits) that was not attained during the current plan year. Thus, if the Maximum bonus opportunity is not earned in a given year, then the amount of the shortfall can be earned over the next two years (50% each year) by achieving results each year which are higher than the prior year.  However, no Carryover Bonus from a prior year is earned if the Threshold level of performance for the current year is not achieved. For example, if an individual was part of a unit which achieved results at Threshold in year one, that individual would carry over the lost dollar opportunity between Threshold and Maximum into years two and three (50% each year).  If in year two that individual’s unit achieved Maximum results, he would be paid 50% of that lost opportunity from year one.  If in the subsequent year three, his unit’s performance was below Threshold, he would lose the other 50% of the original carryover from year one.  Because the carryover opportunity is available in addition to the basic bonus opportunity for the next two years, in a given year, the Carryover Bonus from prior years may increase the annual bonus opportunity of the executive officers above the regular target levels.

Based on our compensation philosophy, in November 2008, for the 2009 plan year, our Compensation Committee approved Target bonus opportunities ranging from 75% to 130% of base salary for our Named Executive Officers.  (See Grants of Plan-Based Awards table on page 19).  “Base salary” for purposes of the 2009 bonus was defined as the salary in effect immediately prior to the 10% reduction described on page 29 above.  Our Named Executive Officers receive 50% of the Target opportunity for achieving Threshold performance and 200% of the Target opportunity for achieving Maximum performance or above.  Results in between these levels are interpolated.  In November 2009, our Compensation Committee approved the Target bonus opportunities for our executive officers for 2010.  These Target bonus opportunities range from 75% to 130% of base salary for our Named Executive Officers.  The Target bonus opportunities generally reflect the approximated 65th percentile of annual bonus levels for similar positions in the Comparator Group. The final bonus amounts paid, if any, are determined by our Compensation Committee based on achievement of the performance measures.

The bonus opportunity for each officer for 2009 was further defined by unit and corporate results as applicable.  For our Named Executive Officers, the 2009 bonus opportunities were allocated as follows:

	BorgWarner Inc. Cash Flow	BorgWarner Inc. Relative Profitability	Business Unit Relative Profitability
T. Manganello, CEO	50%	50%
R. Adams, EVP, CFO and CAO	50%	50%
R. Wood, President, Turbo and Emissions Systems	50%	10%	40%
J. Sanderson, President, Drivetrain Systems	50%	10%	40%
T. Waldhier, President, BERU	50%	10%	40%
B. Matthes, Former President, Transmission Systems	50%	10%	40%

In February 2010, our Compensation Committee determined that, for purposes of our MIP, during the 2009 plan year maximum results were achieved for the BorgWarner Inc. Cash Flow and BorgWarner Inc. Relative Profitability measures.  Maximum results were also achieved for the Drivetrain Systems and BERU business units, while the Turbo and Emission Systems business unit achieved 95% of maximum results.   However, due to overall profitability considerations for the year, management recommended and our Compensation Committee approved an adjusted payment down to the target level where maximum performance was achieved for the 2009 payout under the MIP.  A portion of the bonus payments for all Named Executive Officers also included carryover.  For details of these amounts see the Summary Compensation Table on page 27.

Due to the anticipated recovery in the global automotive industry and return to increasing sales going forward, for the 2010 plan year, our Compensation Committee has determined to return to the traditional EV-based formula and has established targets for the 2010 – 2012 three-year cycle.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that rewards our executives for the maximization of long-term stockholder value. Our long-term incentive plans have been established and operated to provide certain of our employees, including our executive officers, with appropriate incentives to help align their interests with the interests of our stockholders. Furthermore, our stock compensation plans have provided a method for our executive officers to acquire equity interests in our Company and comply with our stock ownership guidelines.

SIP. All long-term incentive grants awarded in 2009 (performance shares and restricted stock) were awarded under the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan (the “SIP”). Although the SIP provides for the use of a variety of equity-related vehicles, our Compensation Committee determined in 2009 to rely primarily on grants of restricted stock and performance shares in order to motivate and reward executives for growth in total stockholder return as compared to our industry (in the case of performance shares) and officer retention and growth in the Company’s stock price (in the case of restricted stock and performance shares).

As discussed above, the target awards (in dollars) for our executives are typically based on the 65th percentile market value that reflects the responsibility of each Named Executive Officer, with grant sizes (in shares) based on a valuation methodology calculated by the Compensation Consultant.  This methodology is the same one used by the Compensation Consultant in its market study to value equity compensation consistently between companies. Based on its review of the market data described above, our Compensation Committee approved grants in 2009 that were substantially at this target market value for our Named Executive Officers.

In 2009, two-thirds of total value of the target long-term incentive opportunity was delivered through performance shares and one-third of total value was delivered through restricted stock. Due to the significant challenges in the automotive industry, our Compensation Committee determined to place the greater emphasis on performance shares because of its belief that this long-term incentive vehicle provides a more direct comparison of our longer term performance to the longer term performance of our peers within our industry, while firmly aligning our executives’ interests with the interests of our stockholders.  See further discussion of the performance shares below.  Restricted stock was granted to our Named Executive Officers in February 2009 as is our traditional practice.  Performance shares were granted in March of 2009, after finalization by our Compensation Committee of the performance measure described below, to coincide with the beginning of the three-year performance period.

Performance Shares.  Annual grants of performance shares are designed to provide competitive payouts at the end of a three-year period relative to how well we perform against a peer group of companies (the “Peer Group Companies”) in terms of TSR. A listing of the Peer Group Companies can be found on page 29.  Our Board of Directors reserves the right to modify the list at any time in order to ensure that the peer group remains relevant as a measure for TSR performance. When granted, each performance share represents one share of common stock.  In order for participants to earn a target award, the performance of our common stock must be at the 65th percentile of the TSR performance over a three-year period when compared to the Peer Group Companies. The value of the payout at the end of the three-year performance period is based on both the TSR performance and the stock price at the end of the period. This provides an additional link to stockholder value.

A new performance period begins each January 1 and ends three years later on December 31. As a result, in any given year up to three performance periods may overlap.

The target award is determined at the beginning of the performance period. The award is expressed in terms of performance shares.  Our Compensation Committee established a convention in February 2007 for determining the stock price to be used for converting the target dollar amount to a specific number of shares.  This was established in order to provide consistency in the method of determining the stock price to be used from year to year.  The convention uses the average closing price of the Company’s common stock for the last five trading days of the year preceding the date of grant, which coincides with the end of the prior performance period. The actual shares awarded for 2009 are detailed on page 29 in the Grants of Plan-Based Awards table. The final value of each performance share will be determined only after the close of the performance period. There is no annual vesting of the target awards under this plan.

For grants made in 2009, the actual number of performance shares earned at the time of payout ranges from 0% to a maximum of 200% of target, depending on our TSR performance at the end of the three-year period.  Due to the volatility of the industry and the dramatic decline in market capitalization of our Peer Group Companies, our Compensation Committee determined that for the 2009 performance share grants (encompassing the 2009 – 2011 performance period), the Company’s TSR will be compared to the weighted average TSR of the Peer Group Companies.  This approach takes into account the relative size of the Peer Group Companies.  The actual number of performance shares paid at the end of the three year period will be determined based on the following scale.

	Performance Share TSR Performance/Payout Table
Relative Increase in BorgWarner TSR vs. Peer Group	BorgWarner’s Relative Increase Percentile Rank	Percent of Target Number of Performance Shares Earned
<81.3%	Below 25th percentile	0.000%
81.3%	25th percentile	25.000%
87.5%	35th percentile	43.750%
100.0%	50th percentile	71.875%
112.5%	65th percentile	100.000%
118.8%	75th percentile	140.000%
141.1%	90th percentile and above	200.000%

For example, if the Company’s TSR increases at the same rate as the Peer Group Companies, the relative increase would be 100%.  This represents a 50th percentile rank and would result in 71.875% of the target number of shares awarded to be paid.  Interpolation is used to determine the percent of performance shares when our percentile rank does not fall directly on one of the ranks listed in the above.

Payment of earned performance shares is made in a combination of stock and cash in order to facilitate ownership of our common stock by our executives. Under current practice, sixty percent of the earned performance shares are converted to our common stock. The shares of stock are typically delivered shortly after our Compensation Committee certifies the results, which occurs during the first quarter after the three-year cycle has ended. Also under current practice, forty percent of the award is paid in cash since the full amount of the award is subject to income tax in the year in which it is received.  The cash portion is based on the fair market value (average of the high and low sales price) of our stock on the date of delivery.

Restricted Stock and Stock Units ..  The role of restricted stock and stock units in the overall executive compensation package serves multiple purposes.  They are retention tools and they incent and reward executives for improving the long term stock value to stockholders.  In 2009, restricted stock was granted in February to our executives based in the U.S., as is our traditional practice.  Restrictions on one-half of the shares granted will lapse on the second anniversary of the grant and the restrictions on the remainder of the grant will lapse on the third anniversary of the grant provided that the recipient is still employed by the Company.  Instead of  restricted stock grants in February 2009, stock units were granted to our executives based outside the U.S.  One-half of the stock units granted will vest on the second anniversary of the grant and the remaining 50% will vest on the third anniversary of the grant, provided that the recipient is still employed with the Company.  Stock units are utilized outside the U.S. in order to provide similar tax treatment to the recipients as restricted stock holds for U.S. executives.  Prior to vesting, the recipient has no rights as a stockholder associated with the stock units.

Executive Benefits and Perquisites

General. Our U.S.-based Named Executive Officers are eligible to participate in all of our employee benefit plans (such as medical, dental and vision care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a defined contribution retirement plan including a 401(k) feature; and paid time off), in each case on the same basis as our other employees. The retirement plans described on pages 32 and 33 are provided to all employees and executives in order to permit them to accumulate funds for retirement and to provide a competitive retirement package as compared to other companies.  Our benefit plans outside the U.S. are generally consistent with local practices.

Additionally, a limited number of executive perquisites are offered, also based on competitive practices. We believe that the benefits and perquisites we provide our executives are currently at or below median competitive levels for comparable companies. The executive perquisites available to our U.S.-based Named Executive Officers include a company-leased vehicle, financial counseling, and limited personal use of corporate aircraft (we do not encourage personal use but recognize that at times it is appropriate).  Typically each of our Named Executive Officers is eligible for a new vehicle at the earlier of 60,000 miles or three years.  Due to the economic environment, all new vehicle orders were suspended in 2009.  In addition to the cost of the lease, we pay for the cost of insurance, vehicle license, taxes, and maintenance. Financial counseling and annual income tax preparation services are provided to our Named Executive Officers through a third-party service to allow Named Executive Officers to better focus on meeting the considerable demands of their positions.  Our Compensation Committee in its discretion may revise, amend or add to an officer’s executive benefits and perquisites if it deems it advisable.  Due to the changing environment regarding the acceptability of “grossing up” certain forms of compensation to cover the associated tax, in November 2009, management and our Compensation Committee decided to eliminate tax gross-ups on all executive perquisites beginning with the 2010 tax year.

The other executive benefit available to our U.S.-based Named Executive Officers in 2009 was the BorgWarner Inc. Retirement Savings Excess Benefit Plan (“Excess Plan”).  This is the same plan available to all other U.S.-based employees who exceed the qualified Retirement Savings Plan limits within the year.  All of our U.S.-based Named Executive Officers received Company contributions under the Excess Plan in 2009.  See further descriptions of this plan on pages 34 and 35 under the Non-Qualified Deferred Compensation section.

In addition to benefits available to all local BERU employees, Dr. Waldhier, our only non-U.S.-based Named Executive Officer, is eligible to receive reimbursement for supplemental health and accident insurance policies and a company-leased vehicle in line with the competitive market.  He is also eligible to participate in a deferred compensation retirement arrangement as described on page 35.

Pension Benefits.  Except as described below on pages 32 to 35, none of our Named Executive Officers participate in or have account balances in any of the qualified or non-qualified defined benefit pension plans sponsored by us.

Potential Payments Upon Termination or Change of Control

Change of Control Employment Agreements.  We have entered into Change of Control Employment Agreements (the “Change of Control Agreements”) with each of our U.S.-based Named Executive Officers and 12 other executives. In establishing the Change of Control Agreements, our Board of Directors determined that it is in the best interests of the Company and its stockholders to (i) assure that we will have the continued dedication of our Named Executive Officers in the event of the threat or occurrence of a Change of Control, and (ii) diminish the inevitable distraction of our Named Executive Officers by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control by agreeing to provide two to three years of compensation (depending on position) if the executive’s employment is terminated as a result of a Change of Control. See pages 36 and 37 for further details of the Change of Control Agreements for our Named Executive Officers.  In order to reflect evolving trends in executive compensation and governance, at the recommendation of management, our Board of Directors approved changes to the form Change of Control Agreement,  These changes, which apply to all Change of Control Agreements issued beginning in 2009, (i) eliminate the current excise tax gross-up provisions, (ii) provide for a portion of the benefit in the event of a change of control to be attributable to a non-compete agreement in order to mitigate the potential for the excise tax to occur, and (iii) incorporate a clause that allows an executive to forego a portion of benefits in the event that the excise tax would otherwise be triggered.

Severance Benefits. Each of our U.S.-based Named Executive Officers is eligible for severance benefits under the BorgWarner Inc. Transitional Income Plan (“TIP”). The TIP was established to provide some financial protection to all U.S. salaried employees in the event that their employment is terminated for reasons beyond their control. The TIP benefit includes a lump sum payment that is based on salary level and length of service with us (with a maximum benefit of twenty-six weeks of base salary, adjusted for unemployment benefits) and medical coverage.

 Stock Ownership Guidelines

In order to promote equity ownership and further align the interests of our management and our stockholders, we have established stock ownership guidelines that expect our executives to hold a significant and sustained long-term personal financial interest in the Company. Our stock ownership guidelines, which apply to all of our officers including our Named Executive Officers, request that our officers own and continuously hold a minimum level of stock as long as we employ them. The levels of requested stock ownership for our Named Executive Officers are as follows:

Position	Stock Ownership Guideline
CEO	Three times average salary plus bonus for prior three years
CFO and Presidents	Two times average salary plus bonus for prior three years

Each of our Named Executive Officers is expected to fulfill this goal within five years of his or her appointment as an officer. Moreover, enough stock must be secured during each of the first five years to demonstrate progress toward fulfilling the goal by year five. Our Compensation Committee reviews the ownership level for our Chief Executive Officer and all other persons covered under this guideline each year. Our Board of Directors reserves the right to determine what action will be taken if a covered individual does not meet the requested ownership guidelines. All of our Named Executive Officers met the requested stock ownership guidelines in 2009.

Our Insider Trading and Confidentiality Policy prohibits our directors and employees from engaging in any transaction involving a put, call or other option on BorgWarner securities and from selling any BorgWarner securities he or she does not own (i.e., “selling short”).

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (“IRC”) generally limits to $1 million the U.S. federal deductibility of compensation paid in one year to certain “covered employees” of a publicly held corporation (generally, our Chief Executive Officer, Chief Financial Officer and our next three most highly compensated executive officers in the year that the compensation is paid).  However, performance-based compensation generally is not subject to the limits on deductibility so long as it meets certain requirements.  Our compensation plans are generally designed so that our incentive compensation determined thereunder qualifies as performance-based compensation within the meaning of Section 162(m).

Our Compensation Committee, which is comprised solely of “outside directors” for purposes of Section 162(m), strives to provide our Named Executive Officers with compensation programs that will preserve the tax deductibility of compensation paid by the Company, to the extent reasonably practicable and to the extent consistent with our other compensation objectives and with our strategic business goals.  However, our Compensation Committee believes that stockholder interests are best served by compensation programs that attract, retain and reward the executive talent necessary for our success.  Accordingly, the Committee has discretion and flexibility in structuring our compensation programs, and, in any year, may authorize compensation that is not fully deductible under Section 162(m) if it believes such compensation will enable us to better achieve our compensation objectives and strategic business goals and promote the interests of our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jere A. Drummond, Chairman
Phyllis O. Bonanno
David T. Brown

The Compensation Committee Report does not constitute soliciting material.  It is not considered filed by us and shall not be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act unless we state otherwise.

Compensation Committee Interlocks and Insider Participation

During our last completed fiscal year, the voting members of our Compensation Committee were Jere A. Drummond, Chairman, Phyllis O. Bonanno and David T. Brown. None of these persons was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or of any of its subsidiaries. None of these persons has any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee or the Company’s Board of Directors. No executive officer of the Company served as a director of another entity, or as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of such other entity, one of whose executive officers served on the Compensation Committee or the Board of Directors of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Named Executive Officers during 2009:

Name and Principal		Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy M. Manganello	2009	946,458	-	4,952,018	-	2,997,412	-	199,605	9,095,493
Chairman and Chief Executive Officer	2008	1,100,000	-	4,252,938	-	-	-	534,372	5,887,310
	2007	900,000	-	14,246,851	1,208,117	2,666,782	-	237,695	19,259,445

Robin J. Adams	2009	486,135	-	1,856,972	-	1,243,419	-	88,759	3,675,285
Executive VP, Chief Financial Officer and Chief Admin Officer	2008	565,000	-	1,379,110	-	-	-	241,630	2,185,740
	2007	466,000	-	1,169,000	457,199	1,061,342	-	111,776	3,265,317

Roger J. Wood	2009	437,865	-	1,114,224	-	641,862	-	157,962	2,351,913
President, Turbo & Emissions Systems & Thermal Systems	2008	480,000	-	982,638	-	522,447	-	200,439	2,185,524
	2007	395,000	-	728,000	284,671	709,924	-	158,982	2,276,577

Thomas Waldhier (3)(4)(5)	2009	429,660	279,340	1,320,525	-	619,524	117,519	43,956	2,810,524
President, BERU

John G. Sanderson (6)	2009	322,878	-	1,331,652	-	338,498	-	54,802	2,047,830
President, Drivetrain Systems

Bernd W. Matthes (4)(7)	2009	211,651	-	928,676	-	596,983	-	669,962	2,407,272
Former President, Transmission Systems	2008	405,000	-	781,324	-	-	-	162,825	1,349,149
	2007	365,000	-	532,000	207,244	326,478	-	321,672	1,752,394

(1) The aggregate values in columns (e) and (f) reported for 2009 represent the grant date fair market value of the awards noted in the Grants of Plan-Based Awards Table.  The Stock and Option awards for 2008 and 2007 reported in columns (e) and (f) have been recomputed to reflect the fair market value of the awards as reported in the applicable year's Grants of Plan-Based Awards Table. The August 7, 2007 Recognition and Retention Grant to Mr. Manganello is included in the value reported for the 2007 stock award. Details of this grant were disclosed in a current report on Form 8-K filed on August 7, 2007. Assuming maximum performance levels are achieved for the 2010-2012 Performance Share Plan, the maximum value of all stock awards granted would be $8,467,721 for Mr. Manganello, $3,175,097 for Mr. Adams, $1,905,099 for Mr. Wood, $2,244,819 for Dr. Waldhier, $2,319,662 for Mr. Sanderson, and $1,588,793 for Dr. Matthes, based on fair market value at the time of grant.

(2) The values in column (g) reflect payments made under the Management Incentive Plan (MIP), including Carryover Bonus payments. The 2009 plan year payout, paid in February 2010, includes a Carryover Bonus payment of $1,567,412 for Mr. Manganello, $650,169 for Mr. Adams, $191,889 for Mr. Wood, $283,269 for Dr. Waldhier, and $354,315 for Dr. Matthes. The 2008 plan year payout includes a Carryover Bonus payment of $32,847 for Mr. Wood. The 2007 plan year payout under the MIP includes Carryover Bonus payments of $691,606 for Mr. Manganello, $243,180 for Mr. Adams, $95,801 for Mr. Wood, and $80,424 for Dr. Matthes.

(3) Compensation reported for Dr. Waldhier is converted to US Dollars using an exchange rate of 1 Euro = 1.3967 USD, which is a periodic average rate for 2009.
(4) The actual change in the present value of the accumulated pension value increased for Dr. Matthes in 2009 by $85,194 leaving a remaining balance of ($8,406) when netted against last year’s balance. The change in Pension Value for 2009 for both Dr. Waldhier and Dr. Matthes was converted from Euros to US Dollars using an exchange rate of 1 Euro = 1.3967 US Dollar. The actual change in the present value of the accumulated pension value increased for Dr. Matthes in 2008 by $5,308 leaving a remaining balance of ($93,600) when netted against last year’s balance. The change in Pension Value for 2008 was converted from Euros to US Dollars using an exchange rate of 1 Euro = 1.3969 US Dollar. The actual change in the present value of the accumulated pension value decreased for Dr. Matthes by $98,908 in 2007 due to an increase in the discount rate used in 2007 compared to the rate used in 2006. Change in Pension Value for 2007 was converted from Euros to US Dollars using an exchange rate of 1 Euro = 1.4598 US Dollar.

(5) The value reported in column (d) represents a special one-time recognition and retention cash payment.
(6) Mr. Sanderson joined BorgWarner Inc. as an officer on February 23, 2009.
(7) Dr. Matthes resigned as an officer of the Company effective August 7, 2009.  As required, Dr. Matthes is reported as a Named Executive Officer as he would have qualified as one of our top five most highly compensated executives had he remained with the Company as of December 31, 2009. Stock Awards reported in cloumn (e) granted on February 10, 2009 were forfeited on August 7, 2009 in connection with the resignation of Dr. Matthes as disclosed in a current report on Form 8-K filed on August 13, 2009.

All Other Compensation Table

The following table details, by category, the amounts reported above in the “All Other Compensation” column of the Summary Compensation Table for each of our Named Executive Officers. All of our Named Executive Officers exceeded the aggregate threshold of $10,000 for perquisites and personal benefits. The chart below indicates the amount in each category for each of our Named Executive Officers:

	Personal Use of Leased Vehicle	Financial Counseling	Personal Use of Company Aircraft	Club Memberships	Tax Reimbursement	Registrant Contributions to Defined Contribution Plans (1)	German Supplemental Insurance Contributions	Separation Payments	TOTAL of "All Other Compensation"
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy M. Manganello	20,863	10,820	13,086	1,228	20,361	133,247	-	-	199,605

Robin J. Adams	11,920	10,820	-	-	7,662	58,357	-	-	88,759

Roger J. Wood	4,553	10,820	417	-	8,213	133,959	-	-	157,962

Thomas Waldhier (2)	27,886	-	-	-	-	-	16,070	-	43,956

John G. Sanderson	9,141	10,035	834	905	7,788	26,099	-	-	54,802

Bernd W. Matthes (3)	6,321	7,215	-	-	5,837	19,510	-	631,079	669,962

(1) Amounts contributed by the Company on behalf of its Named Executive officers during 2009 pursuant to the provisions of the RSP and the Excess Plan.
(2) Reimbursements for Health Insurance of €3,286, Accident Insurance of €180, and German Old Age and Unemployment Insurance Programs of €8,040 per the German employment contract of Dr. Waldhier. Compensation reported for Dr. Waldhier is converted to US Dollar using an exchange rate of 1 Euro = 1.3967 USD, which is a periodic average rate for 2009.

(3) Payments in connection with the resignation of Dr. Matthes as disclosed in a current report on Form 8-K filed on August 13, 2009. The amount includes $304,000 as a Separation Payment, $304,000 as payment for vacation obligations owed and as partial consideration for his non-competition agreement, $7,000 in Outplacement Services, and $16,079 in potential "COBRA" medical insurance premium payments. The medical insurance payments would cease should Dr. Matthes become eligible for benefits under another company's plan.

The following table details the tax reimbursement amounts listed in Column (f) of the above table. These reimbursements will be eliminated in 2010.

	Tax Reimbursement for Personal Use of Leased Vehicle	Tax Reimbursement for Financial Counseling Services	Tax Reimbursement for Personal Use of Company Aircraft	Tax Reimbursement for Club Memberships	Total Tax Reimbursement
Name	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)
Timothy M. Manganello	2,846	7,457	3,894	6,164	20,361

Robin J. Adams	2,846	4,816	-	-	7,662

Roger J. Wood	1,891	6,136	186	-	8,213

Thomas Waldhier	-	-	-	-	-

John G. Sanderson	2,846	2,408	371	2,163	7,788

Bernd W. Matthes	2,626	3,211	-	-	5,837

Grants of Plan-Based Awards
The following table summarizes the grants of equity and non-equity plan awards to our Named Executive Officers in 2009:

								All Other Stock Awards: Number of Shares or Stock Units	All Other Option Awards: Number of Securities Underlying Option	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Estimated Possible Payout Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payout Under Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Timothy M. Manganello		715,000	1,430,000	2,860,000
	3/25/2009 (2)				41,675	166,700	333,400				3,515,703
	2/10/2009 (3)							70,650	-	-	1,436,315

Robin J. Adams		296,625	593,250	1,186,500
	3/25/2009 (2)				15,625	62,500	125,000				1,318,125
	2/10/2009 (3)							26,505	-	-	538,847

Roger J. Wood		229,204	458,408	916,816
	3/25/2009 (2)				9,375	37,500	75,000				790,875
	2/10/2009 (3)							15,905	-	-	323,349

Thomas Waldhier		168,129	336,256	672,511
	3/25/2009 (2)				6,250	25,000	50,000				527,250
	2/10/2009 (4)				2,825	11,300	19,775				222,384
	2/10/2009 (4)				3,900	15,600	27,300				307,008
	2/10/2009 (5)							12,980	-	-	263,883

John G. Sanderson		169,250	338,498	676,998
	3/25/2009 (2)				7,825	31,300	62,600				660,117
	2/25/2009 (6)				3,325	13,300	23,275				235,410
	2/25/2009 (6)				2,850	11,400	19,950				201,780
	2/25/2009 (7)							13,210	-	-	234,345

Bernd W. Matthes		182,250	364,500	729,000
	3/25/2009 (2)(8)				7,825	31,300	62,600				660,117
	2/10/2009 (3)(8)							13,210	-	-	268,559

(1) 2009 bonus opportunity under the MIP. Estimated possible payout levels do not reflect carryover opportunities for the prior years. Dr. Waldhier's Non-Equity Incentive Plan threshold, target, and maximum payout values are converted to US Dollar using an exchange rate of 1 Euro = 1.3967 USD, which is a periodic average rate for 2009. Dr. Matthes' award levels reflect the full year opportunity. His actual payout was prorated to reflect his termination date.

(2) 2009 Performance Share Grant: Value of grant = number of target shares times the closing stock price on grant date of $21.09.
(3) 2009 Restricted Stock Grant: Granted same day as approved by Compensation Committee of the Board of Directors.
FMV at grant date = number of restricted shares times the average of the high and low stock price on February 10, 2009 of $20.33 in accordance with ASC Topic 718.
(4) Pro-rated portion for 2008 and 2007 Performance Share Grant: Value of grant = number of target shares times the closing stock price on grant date of $19.68.
(5) 2009 Stock Unit Grant: Granted same day as approved by Compensation Committee of the Board of Directors. Stock units are granted outside the U.S. for tax purposes.
FMV at grant date = number of restricted shares times the average of the high and low stock price on February 10, 2009 of $20.33 in accordance with ASC Topic 718.
(6) Pro-rated portion for 2008 and 2007 Performance Share Grant: Value of grant = number of target shares times the closing stock price on grant date of $17.70.
(7) 2009 Restricted Stock Grant: Value of grant = number of target shares times the average of the high and low stock price on the day of grant of $17.74.
(8) Grant forfeited on August 7, 2009 in connection with the resignation of Dr. Matthes as disclosed in a current report on Form 8-K filed on August 13, 2009.

The equity awards reflected in the Grants of Plan-Based Awards table are granted under the SIP. Further details regarding our incentive plans can be found in our Compensation Discussion and Analysis on pages 19-23.

The peer group for the performance share grants includes publicly traded companies in the automotive supplier industry with at least $1 billion in sales that compete for stockholder investment dollars. For the performance periods from January 1, 2007 to December 31, 2009, January 1, 2008 to December 31, 2010, and January 1, 2009 to December 31, 2011, the peer group includes the following companies (the “Peer Group Companies”):

American Axle	Johnson Controls Inc.	Tenneco Automotive Inc.
ArvinMeritor Inc.	Lear Corporation	TRW Automotive Inc.
Autoliv Inc.	Magna International Inc.	Visteon Corporation
Gentex Corporation	Modine Manufacturing Co.

     Our Board of Directors reserves the right to modify the list at any time in order to ensure that the peer group remains relevant as a measure for TSR performance in the automotive supply industry.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Name	(#)	(#)	(#)	($)		(#)	($)	(#)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy M. Manganello	57,420	57,420	-	34.95	02/06/2017
	100,000			29.09	07/26/2016
	124,000			29.04	07/27/2015
	25,072			22.28	07/28/2014
	23,064			12.66	07/24/2012
	2,304			12.07	07/25/2011
						228,059	7,576,120
								448,025	14,883,391

Robin J. Adams	21,730	21,730	-	34.95	02/06/2017
	40,000			29.09	07/26/2016
	30,000			29.04	07/27/2015
	25,926			22.28	07/28/2014
	40,000			22.15	04/26/2014
						35,666	1,184,825
								162,100	5,384,962

Roger J. Wood	13,530	13,530	-	34.95	02/06/2017
	28,000			29.09	07/26/2016
	20,000			29.04	07/27/2015
	14,686			22.28	07/28/2014
	14,732			16.52	07/23/2013
						22,438	745,390
								101,425	3,369,339

Thomas Waldhier						12,980	431,196
	-	-	-	-	-			69,775	2,317,926

John G. Sanderson						13,210	438,836
	-	-	-	-	-			85,875	2,852,768

Bernd W. Matthes	9,850			34.95	08/07/2012
	21,000			29.09	08/07/2012
	16,000	-	-	29.04	08/07/2012	-	-	-	-
	6,840			22.28	08/07/2012

(1) The stock options noted with expiration dates of 2011, 2012, 2013, 2014, 2015 and 2016 are fully vested. Stock options with an expiration date of 2017 are 50% vested, with the other 50% vesting on February 6, 2010. Stock options were not granted in 2008 or 2009.

(2) The values in column (g) represent the number of restricted shares of stock and/or stock units granted in 2008 and 2009, plus reinvested dividends and/or dividend equivalents. The dollar value in column (h) is calculated using the closing stock price on December 31, 2009 of $33.22 per share. For Mr. Manganello, this also includes the remaining unvested shares (129,281) from the August 3, 2007 Recognition and Retention Grant, plus reinvested dividend equivalents.

(3) The values of columns (i) and (j) are comprised of performance share grants made under the SIP, issued for the performance periods of 2008-2010 and 2009-2011. Column (i) represents the number of all outstanding unearned performance shares that would be paid out at the end of each performance period if maximum TSR performance is achieved. The maximum value was assumed based on actual performance over the most recent period at maximum levels. Column (j) represents the number of performance shares in column (i) times the closing stock price of $33.22 on December 31, 2009. Actual future payouts will depend on several factors, including (i) the number of performance shares that are earned, as determined after the end of the performance period based on the level at which the applicable performance goals have been achieved, as described on pages 22 -23; and (ii) the fair market value of stock, as defined in the SIP.

         Due to current global economic conditions and the resultant impact on the stock market, stock options granted between 2004 and 2007 lost significant value.  In 2008, headcount reductions of over 4,000 employees occurred.

         Further reductions took place in the first half of 2009, which impacted more senior and long service employees.  All outstanding stock option grants to officers and employees since 2000 had exercise periods of one year in the case of involuntary separations (without cause) and death, and three years in the case of retirement and disability. In July 2009, management recommended and our Compensation Committee approved the extension of these exercise periods as a tool to encourage retirement for some individuals and to ease the transition of employees who were subject to involuntary reductions.  Therefore, the exercise period for all vested and unexercised 2001 – 2007 stock options granted to directors, officers and employees who leave the company due to involuntary termination (without cause) or death between January 1, 2009 and December 31, 2010 has been extended to 3 years (or the end of the 10 year term of option, whichever is shorter).  For terminations due to retirement or disability after January 1, 2009 the exercise period has been extended to the full remaining term of the option.  The original strike price of the grants and the original term of the options (10 years) did not change.  The amended provisions of the SIP allow our Compensation Committee the flexibility to establish the exercise period applicable to any future stock option grants.

 If an option-holder incurs a termination of employment due to Cause, any stock options held by the option-holder will terminate. If termination of employment is voluntary and without cause, any vested and unexercised stock options may be exercised for a period of five business days from the date of termination or until expiration of the stock option, whichever period is shorter.

Our Compensation Committee may elect to accelerate the exercise date of a stock option in the event of employment termination, such as due to death, disability, or retirement. Stock options granted in 2005, 2006, and 2007 provided for immediate vesting in the event of retirement as defined under the SIP. Stock options granted in 2007 provided for immediate vesting in the event of death or disability.

 In the event of a Change of Control, during the sixty day period from and after a Change of Control, our Compensation Committee may allow the option-holder to surrender all or part of his or her options to the Company and receive a cash payment equal to the difference between the Change of Control price and the exercise price of the option, less appropriate tax withholdings. However, if the Change of Control is within six months of the date of grant to an officer or director subject to Section 16(b) of the Exchange Act, then the option-holder is unable to elect to receive a cash payment until after six months from the date of grant.

Regarding adjustments to shares, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the stock or other change in corporate structure affecting the stock, our Compensation Committee or our Board of Directors may make such substitution or adjustments in the aggregate number, kind and option price of shares or adjustments in the consideration receivable upon exercise as it may determine to be appropriate in its sole discretion.

Option Exercises and Stock Vested
The following table summarizes all option exercises and stock vestings by our Named Executive Officers during 2009:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting (1)	Value Realized On Vesting (2)
Name	(#)	($)	(#)	($)

(a)	(b)	(c)	(d)	(e)
Timothy M. Manganello	-	-	218,641	7,316,889

Robin J. Adams	-	-	58,450	1,941,709

Roger J. Wood	-	-	36,400	1,209,208

Thomas Waldhier	-	-	27,300	906,906

John G. Sanderson	-	-	19,950	662,739

Bernd W. Matthes	-	-	23,644	785,454

(1) Number of "shares" disclosed in column (d) represents the total number of performance shares earned for the 2007-2009 performance period and paid in 2010. The performance shares are actually paid 60% in stock and 40% in cash. For Mr. Manganello, this also includes 64,641 shares from the 2009 vesting of the August 3, 2007 Recognition and Retention Grant, including vested dividends. The receipt of all vested shares is deferred until the termination of Mr. Manganello's employment. Details of this grant were disclosed in a current report on Form 8-K filed on August 7, 2007.

(2) Amount in column (e) is equal to the number of performance shares vested multiplied by $33.22, which is the closing stock price at the end of the performance period on December 31, 2009. For Mr. Manganello, this also includes the 2009 vesting of the August 3, 2007 Recognition and Retention Grant. The total value, $2,201,009 including dividends, is equal to the FMV at the time of vesting, which is the average of the high and low stock price on the date of vesting.

As previously stated in the Compensation Discussion and Analysis, the granting of performance shares is designed to provide competitive payouts at the end of a three-year period relative to how well the Company performs against its Peer Group Companies in TSR.  At the end of the 2007 to 2009 performance period, the Company’s TSR was at the 100th percentile relative to the Peer Group Companies’ TSR (see page 29 for listing of Peer Group Companies). The gross value of the payouts, before taxes, is reflected above in column (e) of the table.

Pension Benefits

		Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payment During Last Fiscal Year
Name	Plan Name	(#)	($)	($)

(a)	(b)	(c)	(d)	(e)
Timothy M. Manganello		-	-	-

Robin J. Adams		-	-	-

Roger J. Wood		-	-	-

Thomas Waldhier	Vereinbarung zur betrieblichen Altersversorgung	2.3	237,848	-
"Agreement regarding a Company Pension"
John G. Sanderson		-	-	-

Bernd W. Matthes	BorgWarner Transmission Systems GmbH Pension Plan	11.8	668,943	-

(1) Converted from Euro to US Dollar using an exchange rate of 1 Euro = 1.3967 US Dollar, which is a periodic average rate for 2009.

        Our U.S.-based Named Executive Officers are eligible to participate in the BorgWarner Inc. Retirement Savings Plan (“RSP”). This plan, which is available to all U.S. salaried and hourly employees, allows our Named Executive Officers to take advantage of current tax-advantaged opportunities for accumulating future retirement income. The RSP is comprised of two components: a Company Retirement Account and a Savings Account with a match feature. In the Company Retirement Account, the Company makes a contribution to the employee’s account each pay period based on years of service and eligible pay.  For the majority of employees, this ranges from 4% to 6% of compensation up to the Social Security wage base and from 8% to 11.5% of compensation above the Social Security wage base. In the Savings Account, participants may make contributions to the plan of 1% to 28% of their eligible earnings on a before-tax and/or after-tax basis (up to the statutorily prescribed annual limit on pre-tax contributions under the IRC). The Company matches 100% of the first 3% of the employee’s pre-tax contributions. Participant contributions are held in trust as required by law. All employee contributions are 100% vested when contributed, and any employer contributions vest 100% after three years of service.

Dr. Waldhier is eligible for a cash balance retirement plan as part of his employment contract.  This plan provides for annual contributions of 20% of pensionable compensation (base salary) to be made by BERU, which is in line with the competitive market.  Dr. Waldhier may also make voluntary contributions of up to 50% of his annual base salary into the plan.  Further details of this deferral feature are described on page 35.  Upon eligible retirement, the accumulated balance is to be paid in ten installments unless mutually agreed otherwise.  The value reported above, which is fully vested, is based on his 2.3 years of credited service with BERU.

Dr. Matthes, formerly an employee of BorgWarner Transmission Systems GmbH in Germany, was vested in a defined benefit pension plan while an employee in Germany and is therefore entitled to receive an annual retirement benefit from the Transmission Systems GmbH pension plan based on 11.8 years of credited service for the time he was employed in Germany.

The Present Value of the Accumulated Pension Benefits as of December 31, 2009 for Dr. Waldhier and Dr. Matthes are calculated using the following assumptions:

• Mortality Tables: Heubeck 2005G

• Discount Rate: 5.50%

• Retirement Age: 65

• Annual Pension Increase: 1.75%

Non-Qualified Deferred Compensation

The following table shows then on-qualified deferred compensation activity for our Named Executive Officers during 2009.

		Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name		($)	($)	($)	($)	($)

(a)		(b)	(c)	(d)	(e)	(f)
Timothy M. Manganello
(1)		-	-		-	-
(2)		-	109,952	481,770	-	2,003,803
(3)		-	2,201,009	694,434	-	4,294,715
Robin J. Adams
(1)		-	-	-	-	-
(2)		-	33,718	97,217	-	500,042
Roger J. Wood
(1)		-	-	47,527	43,449	173,829
(2)		-	103,808	147,632	-	676,486
Thomas Waldhier
(4)		-	-	3,711	-	28,730

John G. Sanderson
(1)		-	-	-	-	-
(2	)(5)	-	8,566	70	-	8,636
Bernd W. Matthes
(1)		-	-	-	-	-
(2)		-	-	20,287	-	112,371

(1) Deferred Compensation Plan. No deferred compensation elections were made by
Named Executive Officers for fiscal year 2009 as the plan was closed.
(2) Excess Plan
(3) August 3, 2007 Recognition and Retention Grant. Mr. Manganello is vested in 50% of the award. However, the actual receipt of the shares will not occur until termination of his employment as specified under the Award Agreement.

(4) Contractual Trust Agreement for Dr. Waldhier. Converted to US Dollar using an exchange rate of 1 Euro = 1.3967 USD, which is a periodic average rate for 2009.
(5) All amounts subject to vesting and forfeiture.

Due to significant restrictions placed on deferred compensation by IRC Section 409A (“Section 409A”) and the low participation rates in our plan, management recommended and our Board approved, freezing the Deferred Compensation Plan as of December 31, 2008. Current balances will remain in the plan, but no future deferral elections will be allowed. Distribution options include a single lump sum or quarterly payments over a term of 5 or 10 years.

The Excess Plan is an unfunded, non-qualified retirement plan, which keeps certain highly compensated U.S. employees whole with regard to Company contributions that are otherwise limited under the RSP by IRC provisions. Participation is automatic once these limits are reached in a plan year. The contributions vest in the same manner as under the RSP. Distributions are made following a participant's separation from service, with distributions attributable to amounts earned or vested before January 1, 2005 distributed within 30 days of participant’s separation from service and amounts earned or vested after December 31, 2004 distributed in the seventh month following the month in which the participant's separation from service occurs. No in-service withdrawals or loans are available.

Excess Plan balances are invested in the same investment choices that are selected by the participants under the RSP.  Participants in the Deferred Compensation Plan may elect to invest their deferrals in the same investment choices that are offered in the RSP, except for the BorgWarner Stock Units.  As the Excess Plan and the Deferred Compensation Plan are unfunded, no money is actually invested. Rather, a notional account is maintained which mirrors the returns of these investments. The funds available and their annual rate of return for the calendar year ended December 31, 2009 as reported by the plan administrator are as follows:

Blackrock Equity Index	26.85%
Blackrock Life Path 2015	19.97%
Blackrock Life Path 2020	22.44%
Blackrock Life Path 2025	24.83%
Blackrock Life Path 2030	26.70%
Blackrock Life Path 2035	28.74%
Blackrock Life Path 2040	30.34%
Blackrock Life Path 2045	31.74%
Blackrock Life Path 2050	33.66%
Blackrock Life Path Retirement	16.49%
BTC US Debt Index	5.98%
BorgWarner Company Stock	53.61%
Buffalo Small Cap	37.49%
Harbor International Fund	38.57%
TRP Stable Value Fund, Sched N	4.15%
Vanguard Mid Cap Index	40.51%

Dr. Waldhier is eligible to participate in a deferred compensation retirement arrangement whereby he has the option to defer up to 50% of his annual base salary into a Contractual Trust Agreement (CTA).  For the amount that Dr. Waldhier elects to contribute each year, BERU withholds this part of his salary and pays it into the CTA, which is then invested. The account balance is payable to Dr. Waldhier upon normal retirement at age 65, or early retirement at age 63 with deductions or at age 60 in case of disability. The investment funds are based on a life cycle model.  This model included three funds in 2009 as noted below.  Annual rates of return for the calendar year ended December 31, 2009 as reported by the plan administrator are as follows:

DWS Institutional Euroland Equities	31.10%
DWS Institutional Euro Government Bonds	3.54%
DWS Institutional Money Plus	0.89%

Potential Payments upon Termination or Change of Control

The following table shows the post-employment payments that would be paid to each of our Named Executive Officers under certain Change of Control (“COC”) related events. The calculations assume each Named Executive Officer’s employment is terminated on December 31, 2009. For purposes of the calculations, the closing stock price on the last business day of 2009 ($33.22) was used to determine the vested market value of stock options and restricted stock.

	Payment Triggering Events In Connection with a CoC
		Involuntary Termination		Voluntary Termination
	CoC only	with Cause	without Cause (1)	with Good Reason (1)	without Good Reason (2)
Name	($)	($)	($)	($)	($)

	(a)	(b)	(c)	(d)	(e)
Timothy M. Manganello	-	-	23,471,677	23,471,677	10,872,653

Robin J. Adams	-	-	7,803,056	7,803,056	2,346,417

Roger J. Wood	-	-	7,113,916	7,113,916	1,495,055

Thomas Waldhier	-	-	955,518	955,518	955,518

John G. Sanderson	-	-	3,474,116	3,474,116	1,079,982

Bernd W. Matthes	-	-	-	-	-

(1) For all Named Executive Officers, except Dr. Waldhier, includes cash severance payment based on three times the average of base plus bonus, value of unvested stock options, value of unvested restricted stock, value of unvested August 3, 2007 Recognition and Retention Grant (Mr. Manganello only), prorated 2008-2010 and 2009-2011 performance share payments, retirement benefit based on three times the 2009 Company contributions to the RSP, value of welfare benefits (i.e. health care, life insurance, and disability insurance coverage for 3 years), outplacement services, and excise tax and tax gross-up payment (except Mr. Sanderson). Dr. Waldhier does not have a separate Change of Control Employment Agreement. Compensation reported for Dr. Waldhier in connection with a CoC includes value of unvested restricted stock units and prorated 2008-2010 and 2009-2011 performance share payments. Compensation is converted to US Dollar using an exchange rate of 1 Euro = 1.3967 USD, which is a periodic average rate for 2009.

(2) Includes the value of unvested stock options, value of unvested restricted stock, prorated 2008-2010 and 2009-2011 performance share payments, and the value of unvested stock units of the August 3, 2007 Recognition and Retention Grant (Mr. Manganello only).

Change of Control Employment Agreements

New Change of Control Agreements were implemented beginning in 2009 for new and future officers of the Company, including Mr. Sanderson.  The new Change of Control Agreements eliminate excise tax gross-up provisions, allow a portion of the benefit to be attributable to a non-compete agreement in order to reduce the potential for the excise tax, and allow executives to forego a portion of benefits if the benefit triggers the excise tax.

Below is a general description of the material terms and conditions of our existing Change of Control Agreements for U.S.-based executives.

In the event that a Named Executive Officer terminates employment for Good Reason or the Company terminates a Named Executive Officer’s employment with the Company without Cause within two to three years of a Change of Control or in anticipation of a Change of Control, the Named Executive Officer is entitled to the following:

•	a lump sum cash amount equal to two or three times his or her annual base salary and average annual bonus for the most recent three years;
•	a lump sum cash amount equal to two to three times the Company’s retirement contributions that would have been made on his or her behalf in the first year after termination of employment;
•
for Executives who entered into COC Agreements prior to 2009, a tax gross-up for any excise taxes imposed pursuant to IRC Section 4999 of the IRC so that the Named Executive Officer will be in the same after tax position he or she would have been in had no excise tax been imposed;

•
Executives who entered into COC Agreements in or after 2009 may elect to forego a portion of COC payments which could otherwise trigger IRC Section 4999 excise taxes as the tax will not be “grossed-up” under the COC Agreement;

•	continuation of medical, dental and life insurance benefits for two to three years; and
•	outplacement services at a cost not to exceed $40,000.

“Change of Control” generally means (a) the acquisition by any party of beneficial ownership of 20% or more of either (i) the then outstanding shares of our common stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of our directors, (b) a change in the majority of our Board of Directors, (c) a major corporate transaction, such as a merger or sale of substantially all of our assets, which results in a change in the majority of our Board of Directors or a majority of stockholders or (d) a complete liquidation or dissolution of the Company.

“Cause” generally means the willful and continued failure of the executive to perform substantially the executive’s duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to us.

“Good Reason” generally means the diminution of responsibilities, authority or duties, our failure to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive’s previous work location, a purported termination of the Change of Control Employment Agreement by us other than in accordance with the Change of Control Employment Agreement, or our failure to require any successor to us to comply with the Change of Control Employment Agreement.

Terminations Not Related to a COC

In the event of an involuntary or voluntary termination with or without cause not in connection with a Change of Control, no additional payments are made to Named Executive Officers with the exception of Mr. Manganello.  In the event of an involuntary termination without cause or a voluntary termination with good reason, Mr. Manganello would receive $4,294,715 which is the unvested portion of the August 3, 2007 Recognition and Retention Grant.  In connection with his resignation effective August 7, 2009, Dr. Matthes received $631,079, which includes a separation payment, consideration for non-competition agreement, outplacement services, and the potential value of "COBRA" medical insurance premium payments. The medical insurance payments would cease should Dr. Matthes become eligible for benefits under another company's plan as disclosed in a current report on Form 8-K filed on August 13, 2009.

In the event of termination of employment by retirement not in connection with a Change of Control, Named Executive Officers would receive the value of unvested stock options.  As of 12/31/2009, unvested stock options had zero value as the exercise price of the options was higher than the closing stock price on that date.

In the event of termination of employment by death or disability not in connection with a Change of Control, Named Executive Officers would receive the value of the unvested 2008 restricted stock grant and the value of the unvested August 3, 2007 Recognition and Retention Grant (Mr. Manganello only). Mr. Manganello would receive a total of $5,229,128, Mr. Adams would receive $304,328, and Mr. Wood would receive $217,026.

The stated amounts do not include life or disability insurance benefits or vested benefits under the qualified RSP or under the TIP, as these benefit plans are available to all U.S.-based salaried employees. The provisions of each plan would determine the timing and method of payments made under the above scenarios.

Director Compensation

The following table details the compensation earned by each non-employee director who served on the Board of Directors in 2009. Directors who are employees of BorgWarner are not compensated for their service on the Board:

	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total	Aggregate Number of Outstanding Stock and Option Awards (2)
Name	($)	($)	($)	($)	($)	($)	($)	(#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Phyllis O. Bonanno	64,500	258,002	-	-	-	-	322,502	29,289

David T. Brown	64,500	-	-	-	-	-	64,500	3,472

Dennis C. Cuneo (3)	59,813	172,011	-	-	-	-	231,824	6,193

Jere A. Drummond	79,000	-	-	-	-	-	79,000	22,064

John R. McKernan (4)	28,125	-	-	-	-	-	28,125	-

Alexis P. Michas	69,000	258,002	-	-	-	-	327,002	29,289

Ernest J. Novak, Jr.	86,000	-	-	-	-	-	86,000	10,064

Richard O. Schaum	65,500	258,002	-	-	-	-	323,502	9,289

Thomas T. Stallkamp	64,500	258,002	-	-	-	-	322,502	9,289

(1) The values in column (c) reported for 2009 represent the grant date fair market value of the restricted stock award granted on April 29, 2009.
FMV at grant date = number of restricted shares times the average of the high and low stock price on April 29, 2009 of $27.775.
(2) Aggregate number of outstanding shares of restricted stock and outstanding vested and unvested stock options at fiscal year-end only.
(3) Mr. Cuneo was appointed to the Board of Directors on February 11, 2009.
(4) Governor McKernan was appointed to the Board of Directors on July 29, 2009.

Annual compensation for our non-employee directors for 2009 was comprised of the following components: annual retainer, Board meeting fees, Committee meeting fees, and equity compensation, consisting of restricted stock. Our non-employee directors were not granted any Stock Option Awards and did not receive any Non-Equity Incentive Plan Compensation for 2009.

As allowed under the SIP, each non-employee director will receive $258,000 worth of restricted stock in the initial year of each three-year term. In April 2009, non-employee directors, Bonanno, Michas, Schaum and Stallkamp were elected for three-year terms. They were each awarded 9,289 shares of restricted common stock, determined by dividing the total value of $258,000 by the average of the high and low of the Company’s stock price at the time of the grant. The restrictions on the shares of stock will expire over the three-year term, one third in each year. Director Cuneo was elected to an initial two-year term as a Class III director and was awarded 6,193 shares of restricted stock, determined by dividing the total value of $172,000 by the average of the high and low of the Company’s stock price at the time of the grant.  The restrictions on the shares of stock will expire over the two-year term, 50% after one year and the remainder on the second anniversary of the grant. During the period that the restrictions are in place, directors have all of the rights of a stockholder of the Company holding the same class or series of stock as the restricted stock, including the right to vote the shares and the right to receive any cash dividends. Class II non-employee directors elected to new terms in 2010 will receive $258,000 worth of restricted stock. The Compensation Committee has authority to accelerate vesting in the event of retirement.

The annual retainer for non-employee directors in 2009 was $55,000 for service on the Board of Directors. In view of conditions in the automotive industry and pay cuts accepted by the Company’s salaried work force, our non-employee directors chose to reduce their annual retainer by 10% to $49,500 for an indefinite period. The amount of the annual retainer was restored to $55,000 on January 1, 2010. The annual retainer is prorated when a new member joins or a current member leaves our Board.  Gov. McKernan was appointed to Class II by the Board of Directors on July 29, 2009.

Each non-employee director received $1,500 for each Board meeting attended. Each Committee member also received $1,500 ($3,000 if he or she was the Chairman of the committee) for each committee meeting attended. In recognition of greater time commitments, the Chairman of the Audit Committee received $5,000 for each committee meeting attended. Beginning January 1, 2010, the Lead Director (Mr. Michas) will receive $10,000 annually in recognition of his additional services to the Company. The Company pays for the expenses associated with attendance at Board and Committee meetings and other functions attended at the request of the Company. The Company maintains a directors’ deferred compensation plan under which directors may defer receipt of retainer fees only. Three directors deferred fees under the plan in 2009.

Our non-employee directors are expected to own Company stock in an amount equivalent to three times the amount of the annual retainer within five years of joining the Board of Directors.  All of our directors met the requested stock ownership guidelines in 2009.

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Your Board of Directors proposes that the stockholders ratify the appointment of PricewaterhouseCoopers LLP, its member firms, and their respective affiliates (collectively, “PwC”) as the Company’s independent registered public accounting firm for the 2010 fiscal year.  With respect to Proposal 2, and stockholder ratification of the selection of our auditors, ratification requires the affirmative vote of a majority of the votes present or represented at the meeting.  Accordingly, an abstention or a broker nonvote will have the effect of a vote against this proposal.

If the appointment of PwC as auditors for 2010 is not ratified by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year.  However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for 2010 will stand unless the Audit Committee finds other good reason for making a change.

The Board of Directors anticipates that representatives of PwC will be present at the meeting to respond to appropriate questions, and will have an opportunity, if they desire, to make a statement.

Recommendation

Your Board of Directors believes that this proposal is in the best interests of BorgWarner and its stockholders and unanimously recommends that you vote FOR this proposal.

Required Vote

To be approved, this proposal must receive an affirmative majority of the total votes cast at the Meeting “FOR” and “AGAINST” this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The aggregate fees including expenses billed to us for the years ended December 31, 2009 (by PwC) and 2008 (by Deloitte & Touche LLP (“Deloitte”)) for professional services were as follows:

	2009	2008
Audit Fees and Expenses	$3,375,453	$4,145,888
Audit-Related Fees (1)	$121,205	$372,384
Tax Fees (2)	$619,300	$236,652
All Other Fees Totals		____
	$4,115,958	$4,754,924

(1) Includes fees related to assistance in financial due diligence connected with acquisitions and divestitures, general assistance with implementation of new financial arrangements, audits of financial statements of employee benefit plans and various attest services.  In 2009, Deloitte was paid $166,720 for the audits of financial statements of employee benefit plans not reflected in the table above.

(2) Includes fees connected with tax compliance, tax planning and expatriate services.  The expatriate services were $547,000 in 2009.  Expatriate services performed in 2008 are not included in the table as they were not performed by Deloitte.  In 2009, tax fees paid to Deloitte were $317,600 and are not reflected in the table above.

Your Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted non-audit services. The documentation includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Audit Committee approval is required to exceed the pre-approved amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the PCAOB. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with the Company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may form and delegate pre-approval authority to subcommittees consisting of one or more members of the Audit Committee, and such subcommittees must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm were pre-approved by your Audit Committee.

In 2008 the Audit Committee of the Company’s Board of Directors solicited proposals from the four major accounting firms and conducted an extensive evaluation process in connection with the selection of the Company’s independent auditor for the fiscal year ending December 31, 2009.  Following this process, on October 6, 2008, your Audit Committee (i) elected to replace, and thereby dismissed, Deloitte as its independent auditor for the Company’s fiscal year ended December 31, 2009, and (ii) appointed PwC to serve as the Company’s independent auditor for 2009.  Deloitte continued as the Company’s auditor for the fiscal year ended December 31, 2008. With the filing on February 12, 2009 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Deloitte was dismissed as the Company’s independent auditor and the Company’s auditor – client relationship with Deloitte effectively ceased.

Deloitte’s audit report dated February 12, 2009 on the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report included an emphasis of a matter indicating that as discussed in Note 1 to the consolidated financial statements, the Company changed its methods of accounting in 2007 for income taxes as a result of adopting FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and in 2006 for defined benefit pension and other postretirement plans as a result of adopting SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.  The audit report of Deloitte dated February 12, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the subsequent interim period from January 1, 2009 through February 12, 2009, (i) there were no disagreements between the Company and Deloitte on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.  Deloitte provided us with a letter stating that they agree that there were no such disagreements during our last two fiscal years and the subsequent interim period from January 1, 2009 through February 12, 2009 and we filed a copy of such letter under cover of a Form 8-K/A within the time period prescribed by the SEC.

During 2007 and 2008 and the subsequent interim period from January 1, 2009 through February 12, 2009, neither the Company nor anyone acting on behalf of the Company, consulted PwC regarding any of the matters or events set forth in Item 3.04 (a)(2) of Regulation S-K.

OTHER INFORMATION

The Company is not aware of any business to come before this annual meeting other than the matters described in this proxy statement. However, if any other matters should properly come before this meeting, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies through the internet and by use of the mails, proxies may be solicited by directors, officers and regularly engaged employees of the Company. None of these directors, officers or employees will receive any extra compensation for doing this. We have also retained Georgeson to assist us in soliciting proxies for a fee of $8,000 plus reasonable out-of-pocket expenses. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals which are intended to be presented at the 2011 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Company on or before November 22, 2010, for inclusion in the proxy statement relating to that meeting.

A stockholder who intends to present business, including the election of a director, at the 2011 Annual Meeting of Stockholders other than pursuant to Rule 14a-8, must comply with the requirements set forth in the Company’s Amended and Restated By-Laws. Among other things, under the Company’s Bylaws to bring business before an annual meeting a stockholder must give written notice to the Secretary of the Company not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, for stockholder proposals to be presented other than pursuant to Rule 14a-8, the Company must receive notice no sooner than December 28, 2010, and no later than January 27, 2011. The notice should contain (a) as to each person whom the stockholder proposes to nominate for election as director, all information that is required to be disclosed in solicitations of proxies for election of directors under the securities laws, including the person’s written consent to serve as a director if elected, and (b) as to any other business: the reason for conducting such business; any material interest in such business the stockholder has; the name and address of the stockholder proposing such business as it appears in the Company’s books; and the number of shares of the Company that are beneficially owned by the stockholder. Stockholders should consult the Company’s Amended and Restated By-Laws to ensure that all of the specific requirements of such notice are met.

Available Information on Corporate Governance and SEC Filings

Through its website (www.borgwarner.com), the Company makes available, free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports, and other filings with the Securities and Exchange Commission, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The Company also makes the following documents available on its website: the Audit Committee Charter; the Compensation Committee Charter; the Corporate Governance Committee Charter; the Company’s Corporate Governance Guidelines; the Company’s Code of Ethical Conduct; and the Company’s Code of Ethics for CEO and Senior Financial Officers. You may also obtain a copy of any of the foregoing documents, free of charge, if you submit a written request to Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326.

No person is authorized to give any information or make any representation other than that contained in this proxy statement, and if given or made, such information may not be relied upon as having been authorized.

ANNEX A

CHARTER

BORGWARNER INC.

AUDIT COMMITTEE

The BorgWarner Inc. Audit Committee (the "Committee") is responsible for providing assistance to the Board of Directors in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements.

The Committee shall be composed of three or more directors who are free of any relationship that, in the opinion of the Board of Directors, would interfere with their individual exercise of independent judgment as a Committee member and who meet the independence and experience requirements of the New York Stock Exchange and applicable regulations of the Securities and Exchange Commission (the “Commission”).  All members of the Committee shall be generally knowledgeable in financial and auditing matters and at least one member of the Committee shall be “an audit committee financial expert” as defined by the Commission.  Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The Committee shall provide assistance to the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, financial reporting and risk management practices of the Company.  The Committee shall report regularly to the Board and establish and maintain free and open communication between the directors, the independent accountants, the internal auditors and the management of the Company.  The Committee will:

1.
Be directly responsible for the selection of, and compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.  The independent auditor shall report directly to the Committee.

2.
Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit. Discuss and consider the independence of the independent auditors, including the auditors' written affirmation of independence.

3.
Discuss and review with the independent auditors and financial management of the Company the proposed scope of the audit for the current year and the nature and thoroughness of the audit process; and at the conclusion thereof, receive and review audit reports including any comments or recommendations of the independent auditors.

4.	Review with the independent auditor any audit problems or difficulties and management’s response.

5.	Adopt hiring policies for employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

6.
Review with the independent auditors, the Company's Director of Internal Audit and with the Company's financial and accounting managers, the adequacy and effectiveness of the Company's internal auditing, accounting and financial policies, procedures and controls; and elicit any recommendations for the improvement of existing internal control procedures or the establishment of controls or procedures.  Particular emphasis should be given to the adequacy of the internal controls to expose payments, transactions or procedures which might be deemed illegal or otherwise improper.

7.
Review the internal audit function of the Company including proposed audit plans for the coming year, the coordination of its programs with the independent auditors and the results of the internal programs.

8.
Review and discuss recurring financial statements (including quarterly reports and disclosures made in management’s discussion and analysis) to be issued to the shareholders or the public with management and the independent auditor and recommend to the Board the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

9.	Review and discuss:

(a)	All critical accounting policies and practices to be used.
(b)
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communication between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

10.
Discuss with management the Company’s earnings press releases, including the use of “proforma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.  Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

11.
Investigate any matter brought to its attention within the scope of its duties and retain outside counsel or other experts for this or any other purpose, if, in its judgment, such retention is appropriate.  The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee and for other expenses necessary or appropriate in carrying out its duties.

12.	Report Committee activities to the full Board and annually issue a summary report (including appropriate oversight conclusions) suitable for submission to shareholders.

13.
Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a role in the Company’s internal controls.

14.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

15.
Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

16.
Establish and monitor procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

18.	Generally review and discuss with management the Company’s risk assessment and risk management policies.

The Committee's charter, policies and procedures will be reassessed at least annually to allow reaction to changing conditions and environment and to assure that the Company's accounting and reporting practices are in accordance with all requirements and are of the highest quality.  The Committee may amend or repeal its charter, policies and procedures, as the Committee deems appropriate.  The Committee shall annually review the Committee’s own performance.

The Committee shall meet as often as it determines necessary, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.  These meetings shall include the independent auditors' evaluation of the Company's financial, accounting and auditing personnel and an assessment of the cooperation the independent auditors received during the review.  The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee shall be presented to the full Committee at its next scheduled meeting.

The Chair of the Committee shall establish such rules for the Committee and its members as may from time to time be necessary and proper for the conduct of the Committee’s business, in conformity with applicable laws, rules and regulations.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BORGWARNER INC. Electronic Delivery of Future PROXY MATERIALS 3850 HAMLIN ROAD If you would like to reduce the costs incurred by our company in mailing proxy AUBURN HILLS, MI 48326 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on April 27, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends that you nominee(s) on the line below. vote FOR the following: 0 0 0 1. Election of Directors Nominees 01 Jere A. Drummond 02 Timothy M. Manganello 03 John R. McKernan, Jr. 04 Ernest J. Novak, Jr. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for the Company for 0 0 0 2010. NOTE: 3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the notice of annual meeting, the proxy statement and the annual report on Form 10-K for the annual period ended December 31, 2009. R2.09.05.010 _1 Please sign exactly as your name(s) appear(s) hereon. When signing as 0000047696 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10K, Notice & Proxy Statement is/are available at www.proxyvote.com . BORGWARNER INC. This Proxy is Solicited by the Board of Directors In Connection With the 2010 Annual Meeting of Stockholders 9:00 A.M. (local time) April 28, 2010 PLACE: BorgWarner Inc. 3850 Hamlin Road Auburn Hills, MI 48326 PROXY: JOHN J. GASPAROVIC and LAURENE H. HORISZNY, and each of them individually, are hereby appointed by the undersigned as attorneys and proxies with full power of substitution, to vote all the shares of Common Stock that the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders of BorgWarner Inc. or at any adjournment(s) or postponement(s) of the meeting. WITH RESPECT TO ANY MATTER THAT SHOULD PROPERLY COME BEFORE THE ANNUAL MEETING THAT IS NOT SPECIFIED HEREIN, THIS PROXY DELEGATES DISCRETIONARY AUTHORITY TO VOTE R2.09.05.010 AND, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER. _2 0000047696 Continued and to be signed on reverse side